EXHIBIT 10.1

PURCHASE AGREEMENT among THULE AB, Purchaser and ADVANCED ACCESSORY HOLDINGS CORPORATION, AAS ACQUISITIONS, LLC, CHAAS ACQUISITIONS, LLC and VALLEY INDUSTRIES, LLC, Sellers Dated as of May 17, 2006

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EXHIBITS

Exhibit 1.1(a)	Form of Patent Assignment
Exhibit 1.1(b)	Form of Patent Cross-License Agreement
Exhibit 1.1(c)	Form of Trademark Assignment
Exhibit 1.1(d)	Form of Trademark License Agreement
Exhibit 1.1(e)	Form of Transitional Services Agreement
Exhibit 1.1(f)	Form of Tax Escrow Agreement
Exhibit 2.1(a)	Acquisition of Acquired Assets
Exhibit 2.1(b)	Acquired Assets of Sold Subsidiaries that are to be transferred separately
Exhibit 2.2	Excluded Assets
Exhibit 2.5	Purchase Price Allocation
Exhibit 2.9(e)	Form of Escrow Agreement
Exhibit 2.10	Accounting Conventions to be Used: Preparation of the Closing Date Balance Sheet
Exhibit 5.4	Restructuring

SCHEDULES

Schedule 1.1(b)	Agreement Transactions
Schedule 2.3(a)(i)	Categories of Assumed Liabilities
Schedule 3.33	Cross-Guarantees to be Released
Schedule 5.4	Forms of Indenture Amendments
Schedule 5.9	Shared Contracts and Shared Intellectual Property
Schedule 5.11(b)	Assumed Plans
Schedule 5.14	Transitional Services
Schedule 8.2(g)	Seller Indemnification Matters
Schedule 8.2(h)	Indemnification Claim

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PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of May 17, 2006, among THULE AB, a company organized under the laws of the Kingdom of Sweden (“Purchaser”), ADVANCED ACCESSORY HOLDINGS CORPORATION, a Delaware corporation (“AAHC”), AAS ACQUISITIONS, LLC, a Delaware limited liability company, CHAAS ACQUISITIONS, LLC, a Delaware limited liability company (“CHAAS”), and VALLEY INDUSTRIES, LLC, a Delaware limited liability company (collectively, “Sellers”).

BACKGROUND

WHEREAS, Sellers and certain of their Affiliates are engaged in the business of designing, manufacturing, marketing and selling exterior automotive accessories, including load-carrying systems and towing systems (the “Automotive Accessories Business”); and

WHEREAS, Sellers wish to sell and dispose of, and Purchaser wishes to acquire, the portions of the Automotive Accessories Business to the extent presently conducted by CHAAS Holdings B.V. (“Brink”), Valley Industries, LLC (“Valley”) and SportRack Accessories Inc. (“SR Canada”) and their respective subsidiaries, all on the terms and subject to the conditions set forth in this Agreement (such portions of the Automotive Accessories Business are referred to in this Agreement as the “Acquired Business”);

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Definitions.

(a)  As used in this Agreement, the following terms shall have the following meanings:

“AAS” means Advanced Accessory Systems, LLC, a Delaware limited liability company.

“Acquired Contracts” means, except as otherwise provided in Schedule 5.9 with respect to the Shared Contracts, all rights of Sellers, their Subsidiaries and their other Affiliates under the 2003 Purchase Agreement and under all other contracts that at the time of the Closing, relate primarily to the conduct of the Acquired Business, including all contracts under which any of Sellers or their Affiliates have the right to any material extent to protect the confidentiality of information relating to the Acquired Business or to prevent third parties from competing with the Acquired Business or from soliciting employees of the Acquired Business, all distribution and agency agreements and all contracts that are or should be listed in Section 3.17(a) of the Seller Disclosure Schedule.

“Acquired Intangibles” means, except as otherwise provided in Schedule 5.9 with respect to the Shared Contracts: (i) all rights, claims and causes of action that at the time of the Closing, primarily relate to the conduct of the Acquired Business; (ii) all prepaid expenses, deferred charges, advance payments, security deposits (whether deposited with or paid by a Seller or any of Sellers’ Affiliates) and similar items that at the time of the Closing primarily relate to the conduct of the Acquired Business; (iii) all rights of Sellers or Sellers’ Affiliates under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold or services provided to any Seller or Sold Subsidiary primarily for the benefit of the Acquired Business; (iv) all insurance proceeds and all rights to insurance proceeds received or receivable in respect of any loss or casualty with respect to any asset of Valley or a Sold Subsidiary or any other asset that will be or would, if held by any Seller or any Seller’s Affiliate on the Closing, be an Acquired Asset; (v) all proceeds, net of any direct out-of-pocket costs of disposition, from the sale or other disposition after the date of this Agreement and prior to the Closing Date of any asset that (A) is of a type required by GAAP to be treated as a fixed asset on the books of the Acquired Business and (B) is or was an asset of Valley or a Sold Subsidiary or is or was an asset that but for such sale or other disposition prior to the Closing would be an Acquired Asset, except for the sale of such asset in the ordinary course of business; (vi) all telephone numbers that on the Closing Date are used primarily in the conduct of the Acquired Business; and (vii) all goodwill primarily related to the Acquired Business together with the right to represent to third parties that Purchaser is the successor to the Acquired Business.

“Acquired Intellectual Property” means, except as otherwise provided in Schedule 2.2 with respect to Excluded Assets or in Schedule 5.9 with respect to the Shared Intellectual Property, all Intellectual Property that is now, or at the time of the Closing, will be (i) owned by Valley and/or any Sold Subsidiary or (ii) used in the conduct of the Acquired Business, including all the Owned Acquired Intellectual Property listed in Section 3.21(a) of the Seller Disclosure Schedule.

“Acquired Records” means all files, documents, instruments, papers, books and records (whether in paper, digital or other tangible or intangible form) that at the time of the Closing primarily relate to the Acquired Business, including all of the Acquired Business’s financial records, Tax records (other than income tax records), technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, manuals, engineering and scientific data, sales and promotional literature, drawings, technical plans, business plans, budgets, price lists, lists of customers and suppliers and human resources and employee benefits data.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate OpCo Note Tender Price” means the aggregate purchase price paid or payable for the OpCo Notes that are tendered and accepted for payment pursuant to the OpCo Tender.

“Agreement” means this Purchase Agreement, together with the Exhibits, Schedules and the Seller Disclosure Schedule.

“Balance Sheets” means, collectively, the balance sheets included in the Unaudited Financial Statements.

“Base Price” means initially $203.0 million, subject to the adjustment set forth in Section 2.10.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the City of New York are authorized or required to be closed for the conduct of regular banking business.

“Business Material Adverse Effect” means any material adverse effect on the business, assets, financial condition or results of operations of the Acquired Business. In determining whether there has been a Business Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably could be expected to result in a Business Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Business Material Adverse Effect; provided, however, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Business Material Adverse Effect: (A) any adverse changes, events, circumstances, developments or effects arising from or relating to general business or economic conditions that do not affect the Acquired Business in a materially disproportionate and adverse manner, (B) any adverse change, result, event, development or effect arising from or relating to any change in Law or GAAP, (C) any adverse changes, events, developments, circumstances or effects that are reasonably attributable to the execution or announcement of this Agreement (including any cancellation of or delays in customer agreements, any reduction in sales, any disruption in customer or similar relationships or any loss of employees) or the taking or failure to take any action contemplated by this Agreement or any of the Ancillary Agreements, and (D) the occurrence of any event of terrorism or war that does not affect the Acquired Business in a disproportionate and adverse manner.

“Cash Consideration” means the Base Price minus the sum of (i) the Aggregate OpCo Note Tender Price, (ii) 101% of the aggregate outstanding principal balance of the OpCo Notes (after giving effect to the OpCo Tender) and (iii) the aggregate outstanding balance (principal and interest) of (x) all other outstanding Indebtedness of the Sold Subsidiaries as of the Closing and (y) all other outstanding Indebtedness included in the Assumed Liabilities, subject to adjustment as provided in Section 2.10.

“Cleanup” means all actions required to clean up, remove, treat, contain, monitor or remediate or otherwise address any Hazardous Substance located at, on or under real property, including, but not limited to, the following: (i) clean up, remove, treat, contain, monitor or remediate Hazardous Substances in the indoor or outdoor environment; (ii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iii) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment, containment, monitoring or remediation or potential cleanup, removal, treatment, containment, monitoring or remediation of Hazardous Substances in the indoor or outdoor environment, that in any such case are reasonably determined by the Person taking the actions to be required under any applicable Environmental Law.

“Closing” means the closing of the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities, each as contemplated by this Agreement.

“Closing Cash Payment” means (a) the sum of (i) the Base Price plus (ii) if a positive number, the Estimated Working Capital Differential, minus (b) the sum of (i) the Aggregate OpCo Note Tender Price, (ii) the Estimated Closing Indebtedness, (iii) if a negative number, the absolute value of the Estimated Working Capital Differential, and (iv) the Disclosed Pre-Closing Product Related Credit.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Indebtedness Differential” means the Closing Date Indebtedness minus the Estimated Closing Indebtedness (and may be positive or negative).

“Closing Date Working Capital Differential” means the Estimated Working Capital minus the Closing Date Working Capital (and may be positive or negative).

“Code” means the Internal Revenue Code of 1986, as amended.

“Deal-Related Taxes” means Taxes imposed on any Seller or any Affiliate of any Seller (including any Sold Subsidiary) resulting from the Restructuring (including Taxes imposed under Section 116 of the Income Tax Act (Canada) in respect of the transfer of any shares of SR Canada, any liability for such Taxes pursuant to Treasury Regulation Section 1.1502-6) and any other Taxes resulting from the transactions set forth on Schedule 1.1(b) hereto (other than transfer Taxes, which shall be governed by Section 5.7).

“Disclosed Pre-Closing Product Related Liabilities” means those Pre-Closing Product Related Liabilities set forth in Section 1.1(a) of the Seller Disclosure Schedule.

“Disclosed Pre-Closing Product Related Credit” means $1,000,000, being the amount accrued in respect of the Disclosed Pre-Closing Product Related Liabilities, less any amounts actually paid in respect of such Disclosed Pre-Closing Product Related Liabilities prior to the Closing Date.

“Encumbrances” means any and all liens, charges, security interests, mortgages, hypothecations, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, easements, servitudes, rights of way, reservations, licenses, encroachments or other adverse claims or restrictions on title or transfer of any nature whatsoever.

“Environmental Claim” means any claim, action, cause of action, investigation, demand, letter, written request for information or written notice by any Governmental Authority or third party involving violations of Environmental Laws or Releases of Hazardous Substances.

“Environmental Law” means any Laws (including for purposes of this definition, all contamination policies and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as having the force of law) relating to pollution or protection of the environment, or health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the treatment, storage, transport or handling of Hazardous Substances, and all Laws and regulations with regard to recordkeeping, notification, disclosure, training and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management and use of natural resources.

“Environmental Liabilities” means Liabilities imposed upon any Seller or any Sold Subsidiary as a result of an Environmental Claim filed by any Governmental Authority or any third party arising from any violations of Environmental Laws or the Cleanup of Hazardous Substances from or onto any Real Property or any facilities that received Hazardous Substances generated by the Acquired Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means Person required at any particular time to be aggregated with any of Sellers or any Seller Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Amount” means $16,000,000.

“Estimated Closing Indebtedness” means a good faith estimate of the aggregate outstanding balance as of the Closing Date of (x) the OpCo Note Balance, (y) all other Indebtedness of the Sold Subsidiaries and (z) all other outstanding Indebtedness included in the Assumed Liabilities, with each category separately presented.

“Estimated Working Capital” means a good faith estimate of the Closing Date Working Capital.

“Estimated Working Capital Differential” means the Estimated Working Capital minus the Target Working Capital (and may be positive or negative).

“Excluded Taxes” means (i) Taxes of any Seller or any Affiliate of a Seller (other than a Sold Subsidiary), (ii)  Taxes imposed with respect to any asset owned by Valley (A) with respect to any Pre-Closing Tax Period and (B) with respect to any Straddle Period to the extent such Taxes are allocable to Sellers pursuant to Section 7.2(b)(i) hereunder, (iii) Taxes for which a Purchaser Indemnified Party is liable, or which are asserted against or imposed in respect of the Acquired Business or any of the Acquired Assets, under Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign Tax provision as a result of any Seller, Sold Subsidiary or Affiliate of a Seller or Sold Subsidiary being a member of a consolidated, combined, unitary or other tax group at any time prior to the Closing, (iv) Taxes of another Person (other than a Purchaser Indemnified Party) (A) for which a Purchaser Indemnified Party is liable, or (B) which are asserted against or imposed in respect of the Acquired Business or any of the Acquired Assets, either (I) as a result of any agreement entered into prior to the Closing by any Seller, Sold Subsidiary or Affiliate of a Seller or (II) as a result of any act or transaction entered into by any Seller, Sold Subsidiary or Affiliate of a Seller prior to Closing, and (v) Deal-Related Taxes.

“Foreign Implementing Agreements” means one or more short-form agreements to be entered into by one or more Sellers or Seller Subsidiaries for the purposes of implementing, confirming or perfecting the sale, transfer and conveyance to Purchaser of Acquired Assets, shares of Sold Subsidiaries or other assets of Sold Subsidiaries, in each case to the extent related to portions of the Acquired Business conducted outside the United States, in such form as may be requested by Purchaser, reasonably acceptable to Sellers and not inconsistent with the provisions of this Agreement or the other Transaction Documents.

“Foreign Laws” means the Laws of a country other than the United States of America in which any Seller or Seller Subsidiary conducts the Acquired Business.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established, maintained, contributed to or applied by the Sellers, any Sold Subsidiary or any of their respective Affiliates outside the United States of America for the benefit of employees or former employees of the Acquired Business, as of immediately prior to the Closing Date without giving effect to the transactions contemplated by this Agreement, residing outside the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” means United States generally accepted accounting principles, applied consistently with the preparation of the Year-End Financial Statements.

“Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substance” means any substance, material or waste that is characterized, classified, listed, defined or designated under any Environmental Law as hazardous, toxic, pollutant, contaminant or words of similar meaning or effect, including, but not limited to, any petroleum or petroleum products, flammable explosives, radioactive materials, medical waste, friable asbestos or friable asbestos-containing products or materials, or polychlorinated biphenyls (PCBs).

“HoldCo Indenture” means the Indenture, dated as of February 4, 2004, between AAHC and BNY Midwest Trust Company, as Trustee (the “HoldCo Indenture Trustee”).

“HoldCo Notes” means the 13-¼% Senior Discount Notes due 2011, Series A and B, issued by AAHC pursuant to the HoldCo Indenture.

“Indebtedness” of any Person means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments (but only, with respect to any “earn-out” payments, to the extent actually “earned” and payable), (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases (including the lease for the Leased Real Property in Bétheny, France), (v) commitments or obligations by which such Person assures a creditor against loss pursuant to contingent reimbursement obligations with respect to letters of credit or similar financial instruments, (vi) obligations under any interest rate, currency or other hedging agreement or (vii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (vi) above. The amount of any Indebtedness shall include principal, interest and any other amounts (such as late fees or other charges) due as of the date of measurement.

“Indemnified Party” means any Person claiming indemnification under any provision of Articles VII or VIII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

“Intellectual Property” means all intellectual property including (i) all names and marks, including product names, brands and slogans, all domain names, all registered and unregistered trademarks, trade names, service marks and applications therefor and all goodwill associated therewith; (ii) all patents, patent applications and inventions, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or any other jurisdiction, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all ownership rights to any copyrightable works, including all related copyright registrations; (iv) all know-how or other trade secrets, whether or not reduced to practice, including any submission or disclosure of any invention; all computer and electronic data processing programs and software programs and related documentation; existing research projects; products, processes and computer software presently under development; all product, process and software concepts owned; and all proprietary information, processes, formulae and algorithms used in the ownership, marketing, development, maintenance, support and delivery of such products, processes and software; (v) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing intellectual property; and (vi) all Intellectual Property Agreements.

“Intellectual Property Agreement” means any license, option to license, agreement, contract and/or other contractual right concerning any Intellectual Property (excluding licenses to any “off the shelf” computer software that at the time of the Closing is widely commercially available) for retail cost of US$10,000 or more.

“Inventory” means all inventory (i) that, as applicable, is now, or at the time of the Closing will be, owned by any Sold Subsidiary or (ii) that, as applicable, is now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Acquired Business, including in either case all finished goods, work in process, supplies and raw materials.

“IRS” means the United States Internal Revenue Service.

“Law” means any international, supranational, national, foreign, provincial, regional, federal, state, municipal or local law, regulation, rule, ordinance, order, judgment, decree or other legally binding requirement.

“Leased Real Property” means each parcel of real property that (A) is leased to or by Valley or a Sold Subsidiary or (B) is leased to or by a Seller or its other Affiliates and (in the case of property described in this clause (B) only) is now, or at the time of the Closing will be, used in the conduct of the Acquired Business.

“Liabilities” means all Indebtedness, liabilities, obligations, responsibilities, commitments and expenses of every kind, whether or not accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable.

“Losses” means any and all damages, fines, fees, penalties, deficiencies, Liabilities, claims, losses, Taxes, demands, judgments, settlements, actions, obligations and costs and expenses (including interest, court costs and fees and costs of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“OpCo Indenture” means the Indenture, dated as of May 23, 2003, by and among Advanced Accessory Systems, LLC, AAS Capital Corporation, CHAAS, the entities named therein as the initial Subsidiary Guarantors and BNY Midwest Trust Company, as Trustee (the “OpCo Indenture Trustee”).

“OpCo Note Balance” means 101% of the Indebtedness that remains outstanding under the OpCo Notes after giving effect to the OpCo Tender.

“OpCo Notes” means the 10-¾% Senior Notes due 2011, Series A and B, issued by AAS and AAS Capital Corporation, as co-obligors, pursuant to the OpCo Indenture.

“Owned Acquired Intellectual Property” means each item of Acquired Intellectual Property in which any of Sellers and/or any Seller Subsidiaries have any ownership interest, whether such interest is sole or joint, or in whole or in part, or encumbered in any manner whatsoever.

“Owned Real Property” means each parcel of real property that (x) is owned by Valley or a Sold Subsidiary or (y) is owned by a Seller or any of Sellers’ other Affiliates and (in the case of property described in this clause (y) only) is now, or at the time of the Closing will be used primarily for the conduct of the Acquired Business.

“Patent Assignment” means a patent assignment agreement substantially in the form of Exhibit 1.1(a).

“Patent Cross-License Agreement” means a patent cross-license agreement substantially in the form of Exhibit 1.1(b).

“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, order, certificate or authorization by or of any Governmental Authority, including building, zoning, administrative, occupational safety and health authorities.

“Permitted Encumbrances” means (i) mechanics, materialmen’s and similar monetary liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Encumbrances for Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings and for which an adequate reserve has been established using the same methodology as that required to be used in calculating Closing Date Working Capital and as set forth in Exhibit 2.10, (iii) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, (iv) Encumbrances securing rental payments under capital lease agreements, (v) Encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present use, or impair the value, of such real property, (vi) building and zoning and other similar restrictions imposed by any applicable Laws, (vii) the rights of lessors and lessees under leases of real property and (viii) Encumbrances on the transfer of or transactions in securities or other instruments created by or under any applicable securities or similar Laws.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, notice, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Product Related Liabilities” means all Liabilities based on any actual or alleged defect in the design, manufacture, quality, conformity to specification or fitness for purpose of any product manufactured or sold by the Acquired Business, or any service provided by the Acquired Business, before the Closing Date, including all product liability, product warranty obligations and liabilities and all obligations and liabilities in respect of product recalls or product warnings (including voluntary recalls and warnings reasonably intended to avoid or mitigate liability).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Purchaser Material Adverse Effect” means a material adverse effect on the enforceability of Purchaser’s obligations under this Agreement or the Transaction Documents or the Purchaser’s ability to perform its obligations under this Agreement or the Transaction Documents in a timely manner or to consummate the transactions contemplated by this Agreement or the Transaction Documents.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Receivables” means all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Acquired Business and the security agreements related thereto, including any rights of Sellers and any Subsidiaries or other Affiliates of Sellers with respect to third party collection proceedings or other actions or proceedings that as of the Closing have been commenced in connection therewith.

“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application before an applicable Governmental Authority; provided, however, that any such Intellectual Property shall be deemed to be Registered solely within the jurisdiction of such Governmental Authority.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Restructuring” means the series of transactions described in Exhibit 5.4 to this Agreement.

“Retained Businesses” means the businesses owned by Sellers or their Affiliates immediately before the Closing that are not included in the Acquired Business.

“Seller Material Adverse Effect” means a material adverse effect on the enforceability of any Seller’s obligations under this Agreement or the Transaction Documents or on any Seller’s ability to perform its obligations under this Agreement or the Transaction Documents in a timely manner or to consummate the transactions contemplated by this Agreement or the Transaction Documents.

“Seller Plan” means a Plan that any Seller or any Seller Subsidiary, or any ERISA Affiliate, sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, and provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of any Seller, any Seller Subsidiary or the Acquired Business, on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing Date.

“Seller Subsidiary” means any Subsidiary of a Seller (including a Sold Subsidiary).

“Shared Contracts” means the contracts listed in Schedule 5.9.

“Shared Intellectual Property” means the Intellectual Property listed in Schedule 5.9.

“Sold Subsidiaries” means Brink and AAS and all Subsidiaries of Brink and AAS at the date of this Agreement, other than the Subsidiaries that are required by the terms of the Restructuring no longer to be Subsidiaries of Brink or AAS by the time of the Closing.

“Straddle Period” means any Tax period beginning before, and ending after, the Closing Date.

“Straddle Period Taxes” means any Taxes of a Sold Subsidiary imposed with respect to a Straddle Period.

“Stub Tax Period” means any Taxable period of a Sold Subsidiary that begins on or after January 1, 2006, and ends on the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person, (ii) of which the first Person or any other Subsidiary of the first Person is a general partner or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

“Tangible Property” means all machinery, tools, equipment, fixtures, vehicles, spare parts and other tangible personal property (other than Inventory) (i) that at the time of the Closing will be owned or leased by Valley or any Sold Subsidiary, or (ii) that at the time of the Closing will be primarily related to the conduct of the Acquired Business in each case whether owned or leased.

“Target Working Capital” is as set forth in Exhibit 2.10.

“Tax” and “Taxes” means (i) any federal, state, local or foreign income, gross receipts, employment, payroll, license, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, goods and services, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto and (ii) any obligation to pay, or liability in respect of, amounts described in (i) under any agreement, as a successor or transferee, or otherwise.

“Tax Escrow Agreement” means the Escrow Agreement to be entered into with respect to the 2006 Tax Refund Amount on the Closing Date by CHAAS, on behalf of Sellers, Purchaser and the Escrow Agent substantially in the form attached hereto as Exhibit 1.1(f).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademark Assignment” means a trademark assignment agreement substantially in the form of Exhibit 1.1(c).

“Trademark License Agreement” means a trademark license agreement substantially in the form of Exhibit 1.1(d).

“Transaction Documents” means the Bill of Sale, the Escrow Agreement, the Trademark Assignment, the Trademark License Agreement, the Patent Assignment, the Patent Cross-License Agreement and the Transitional Services Agreement, collectively.

“Transitional Services Agreement” means an agreement substantially in the form of Exhibit 1.1(e).

“2003 Purchase Agreement” means the Securities Purchase Agreement, dated as of April 15, 2003, among Advanced Accessory Systems, LLC, the individuals and entities identified therein as “Sellers”, J.P. Morgan Partners (23A SBIC), L.L.C. and CHAAS Holdings, LLC, as in effect from time to time.

“2006 Tax Refund” means the Tax refunds payable to Brink or one of its Subsidiaries by Belastingdienst Randmeren Zwolle relating to overpaid corporation tax for the tax years 2004 and 2005 in the amounts of approximately Euro 220,000 for 2004 and Euro 261,000 for 2005 for which the returns are expected to be filed by Brink.

“2006 Tax Refund Amount” means Euro 500,000.

“Undisclosed Pre-Closing Valley Product Related Liabilities” means those Pre-Closing Product Related Liabilities of Valley not set forth in Section 1.1(a) of the Seller Disclosure Schedule.

Section 1.2.  Other terms defined are in the other parts of this Agreement indicated below:

“AAHC”Preamble
“AAS Shares”2.1(a)
“Accounting Firm”7.1(c)
“Acquired Assets”2.1(a)
“Acquired Business”Recitals
“Acquired Permits”3.12(b)
“Aggregate Final Adjustment”2.10(e)
“Allocation Arbiter”2.5(d)

“Allocation Statement”2.5(c)
“Assumed Liabilities”2.3(a)
“Assumed Plans”5.11(b)
“Audited Financial Statements”3.3(a)
“Automotive Accessories Business”Recitals
“Bill of Sale”2.9(c)
“Brink”Recitals
“Brink Audited Financial Statements”3.3(a)
“Brink Netherlands Shares2.1(a)
“Business Employees”5.11(a)
“CHAAS”Preamble
“Change”8.7
“Closing Date Balance Sheet”2.10(a)
“Closing Date Indebtedness”2.10(a)
“Closing Date Working Capital”2.10(a)
“Dispute Notice”2.10(b)
“Escrow Agent”2.9(e)
“Escrow Agreement”2.9(e)
“Excluded Assets”2.2
“Excluded Liabilities”2.4
“Excluded Tax Proceeding”7.2(a)
“Financial Statements”3.3(a)
“HoldCo Indenture Amendments”5.4(b)
“HoldCo Tender”5.4(b)
“Indemnity Amount”8.4
“Lowest-Cost Commercially Reasonable Manner”8.7
“Material Contracts”3.17(a)
“New Plans”5.11(e)
“Nominee Shares”2.9(l)
“Non-Transferred Employees”5.11(a)
“Old Plans”5.11(e)
“OpCo Indenture Amendments”5.4(b)
“OpCo Tender”5.4(b)
“Owned Registered Acquired Intellectual Property”3.21(c)
“Purchase Price”2.5(a)
“Purchaser”Preamble
“Purchaser Indemnified Parties”8.2
“Qualifying Losses”8.4
“Real Property Leases”3.22(b)
“Representatives”5.2(a)
“Restricted Market”5.8(a)
“Reviewing Accountant”2.10(c)
“Sellers”Preamble
“Seller Disclosure Schedule”Article III
“Seller Excluded Tax Proceeding”7.2(b)
“Seller Indemnified Parties”8.3

“Sold Subsidiary Shares”3.1(c)
“SR Canada”Recitals
“Statement of Indebtedness”2.10(a)
“Statement of Working Capital”2.10(a)
“Tax Materials”7.1(c)
“Transferred Employees”5.11(a)
“Unaudited Financial Statements”3.3(a)
“Valley”Recitals
“Valley Assets”2.1(a)
“Working Capital Data”3.3(d)
“Year-End Financial Statements”3.3(a)

Section 1.3.  As used in this Agreement, except to the extent that the context otherwise requires:

(a)  when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)  the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)  whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)  the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)  all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)  the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)  if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(h)  references to a Person are also to its permitted successors and assigns;

(i)  the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j)  “contract” includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, Permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, whether written or oral;

(k)  “ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice”;

(l)  “assets” shall include “rights,” including rights under contracts;

(m)  “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement; and

(n)  a representation made as to a Person’s “knowledge” refers to matters of which such Person actually knows, which in the case of the Sellers or the Acquired Business shall be limited to the actual knowledge of the individuals named in Section 1.3(n) of the Seller Disclosure Schedule hereto

ARTICLE II

PURCHASE AND SALE OF ASSETS AND CLOSING

Section 2.1.  Purchase and Sale.

(a)  At the Closing, upon the terms and subject to the conditions of this Agreement (including the condition set forth in Section 6.2(c) in respect of the completion of the Restructuring), Sellers will sell, transfer, assign, convey and deliver or cause to be sold, transferred, assigned, conveyed and delivered, to Purchaser, and Purchaser will purchase from Sellers, and acquire good and valid title to, free and clear of all Encumbrances (other than Permitted Encumbrances), in the manner and in the sequence set forth on Exhibit 2.1(a), all of the following (collectively, the “Acquired Assets”):

(i)  all of the issued and outstanding shares of capital stock of Brink (the “Brink Netherlands Shares”);

(ii)  all of the assets (real and personal, tangible and intangible, of any nature whatsoever) owned by Valley as of the Closing Date (the “Valley Assets”);

(iii)  all of the issued and outstanding shares of capital stock of AAS (the “AAS Shares”); and

(iv)  to the extent not transferred to Purchaser directly or indirectly through the transfers of the Acquired Assets described in the preceding clauses (i), (ii) and (iii), all Acquired Contracts (subject to Section 5.9), Acquired Intangibles, Acquired Intellectual Property (subject to Section 5.9), Acquired Permits, Acquired Records (except (x) with respect to any such Acquired Record that is necessary for the operation of the Retained Businesses substantially as presently conducted or expressly required by Law to be retained by a Seller, in which case Seller may retain a copy of such Acquired Record, and (y) to the extent prohibited by Law), Inventory, Real Property and Tangible Property.

(b)  The assets described in Exhibit 2.1(b), and, if and to the extent requested by Purchaser, other assets of the Acquired Business identified by Purchaser prior to the Closing (which may include the equity securities of Sold Subsidiaries other than Brink and AAS) shall be separately transferred to Purchaser or its designee as reasonably requested by Purchaser, and if and to the extent Purchaser so requests, such transfers shall occur before or after the other transfers of Acquired Assets provided for herein on the Closing Date, but in each case subject to the substantially contemporaneous completion of all other transfers on the Closing Date; provided, however, that any asset or equity securities so transferred that are not listed on Exhibit 2.1(b) shall only be transferred to Purchaser if such transfer would not result in Sellers or any of Sellers’ Affiliates incurring any additional Tax, either currently or in the future.

Section 2.2.  Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not acquire and there shall be excluded from the Acquired Assets, each of the assets set forth in Exhibit 2.2 (the “Excluded Assets”).

Section 2.3.  Assumed Liabilities.

(a)  Purchaser agrees that, on the Closing Date, Purchaser will assume and thereafter pay, perform or discharge, as the case may be, except to the extent being contested in good faith, the following Liabilities (collectively, the “Assumed Liabilities”):

(i)  all Liabilities that (A) immediately before the Closing were Liabilities of Valley, (B) are due to be performed from and after the Closing Date and (C) are within one of the categories identified on Schedule 2.3(a)(i), and were incurred by Valley in the ordinary course of its business; provided, that Assumed Liabilities shall not include (x) any Indebtedness or (y) any Liabilities that are subject to indemnification by Sellers pursuant to Section 8.2(g);

(ii)  all Liabilities related to any Assumed Plan;

(iii)  Taxes that are not Excluded Liabilities and are (A) Taxes allocated to Purchaser pursuant to Section 5.7 (transfer taxes) and (B) with respect to a Sold Subsidiary, the Acquired Business or any of the Acquired Assets due on or after the Closing Date (subject, however, to the Purchaser Indemnified Parties’ right to indemnification under Section 8.2); and

(iv)  all Liability for Losses resulting from Undisclosed Pre-Closing Valley Product Related Liabilities (subject, however, to the Purchaser Indemnified Parties’ right to indemnification under Section 8.2).

(b)  In the event of any claim against Purchaser with respect to any Assumed Liability, Purchaser shall have, and Sellers hereby assign to Purchaser to the extent that the Seller has the right to make such an assignment, any defense, counterclaim or right of setoff that would have been available to any Seller, any Sold Subsidiary or the Acquired Business if such claim had been asserted against any Seller, any Sold Subsidiary or the Acquired Business, but only to the extent such defense, counterclaim or right of setoff relates primarily to such Assumed Liability. The assumption by Purchaser of the Assumed Liabilities and the transfer of the Assumed Liabilities by Sellers shall in no way expand the rights or remedies of any Person against Purchaser or Sellers or their respective officers, directors, employees, stockholders and advisors as compared to the rights and remedies that such Person would have had against such parties had Purchaser not assumed the Assumed Liabilities. Without limiting the generality of the foregoing, the assumption by Purchaser of the Assumed Liabilities shall not create any third-party beneficiary rights, except as expressly contemplated hereby.

(c)  From and after the Closing, Purchaser shall (or shall cause one or more of their respective Affiliates to) pay, perform or discharge when due or required to be performed or discharged, or contest in good faith, the Assumed Liabilities.

Section 2.4.  Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary (and without implication that Purchaser is assuming any Liability of any Seller (other than Valley) or the Acquired Business or any Liability related to any of the Acquired Assets not expressly excluded), Purchaser is not assuming and shall not be required to pay, perform or discharge any Liabilities that are not specifically included in the Assumed Liabilities (together with the Liabilities described below in this Section, the “Excluded Liabilities”). The Liabilities of the Acquired Business, other than those Excluded Liabilities enumerated below, shall continue to be the sole responsibility of the Acquired Business and the Purchaser’s sole recourse against the Sellers in respect of such Liabilities shall be under Article VIII. Sellers and AAHC shall (or shall cause one or more of their respective Affiliates to) pay, perform or discharge when due or required to be performed or discharged, or contest in good faith, the Excluded Liabilities. The undertaking by the Sellers in the immediately preceding sentence shall in no way expand the rights or remedies of any Person against Purchaser or Sellers or their respective officers, directors, employees, stockholders and advisors as compared to the rights and remedies that such Person would have had against such parties had the Sellers not made such undertaking. Without limiting the generality of the foregoing, such undertaking by the Sellers shall not create any third-party beneficiary rights, except as expressly contemplated hereby. The Excluded Liabilities are:

(a)  all Liabilities relating to or incurred in connection with the Excluded Assets;

(b)  all Liabilities of Sellers or any of their Affiliates (including the Sold Subsidiaries) under the 2003 Purchase Agreement;

(c)  all legal, accounting, brokerage, investment banking and finders’ fees or other fees and expenses incurred by or on behalf of Sellers or any of their Affiliates in connection with this Agreement and the transactions contemplated hereby;

(d)  all Liabilities attributable to the Retained Businesses to the extent such Liabilities are not also attributable to the Acquired Business;

(e)  all Liabilities of Valley that are not Assumed Liabilities; and

(f)  (i) all Liabilities for Taxes of any Seller or any Affiliate of a Seller (other than Taxes of a Sold Subsidiary (A) imposed on a separate return basis, (B) imposed in respect of a consolidated or other Tax group that includes only two or more Sold Subsidiaries, (C) imposed with respect to any period that begins after the Closing Date, or (D) that is allocated to Purchaser pursuant to Section 7.1(b)(ii)), including Taxes imposed in respect of consolidated or other tax groups of which a Seller or a Seller’s direct or indirect controlling Person is the parent, and also, for the avoidance of doubt, including all Deal-Related Taxes, (ii) all Stub Period Taxes and (iii) Straddle Period Taxes allocable to Sellers pursuant to Section 7.1(b)(ii); provided, however, if any of the foregoing Liabilities relate to transfer taxes described in Section 5.7, such transfer taxes shall only be an Excluded Liability to the extent Sellers are responsible for payment of such transfer taxes pursuant to Section 5.7.

Section 2.5.  Purchase Price.

(a)  Subject to any adjustments required pursuant to Section 2.10, the aggregate purchase price (the “Purchase Price”) for the Acquired Assets is (i) the Cash Consideration, plus (ii) the assumption by Purchaser of the Assumed Liabilities.

(b)  AAHC shall deliver to Purchaser not less than five (5) Business Days before the Closing a certificate executed and delivered by the Chief Financial Officer of AAHC setting forth the Estimated Closing Indebtedness, the Estimated Working Capital and the Estimated Working Capital Differential.

(c)  The Purchase Price shall be allocated among the Brink Netherlands Shares, the Valley Assets (in the aggregate) and the AAS Shares as of the Closing Date in accordance with applicable Tax Law and consistently with Exhibit 2.5, and the statement setting forth the allocation of the Purchase Price, as finally determined under this Section 2.5, shall be consistent with such law and exhibit. Within thirty (30) days prior to the Closing Date, Purchaser shall provide to Sellers a schedule (the “Allocation Statement”) with the proposed allocation of the Purchase Price amongst all assets directly or indirectly acquired through Purchaser’s acquisition of the Acquired Assets, which shall be consistent with the allocation reflected in Exhibit 2.5. Within twenty (20) days after the receipt of such Allocation Statement, Sellers shall propose to Purchaser in writing any changes to such Allocation Statement (and in the event no such changes are proposed in writing to Purchaser within such time period, Sellers will be deemed to have agreed to, and accepted, the Allocation Statement). Purchaser and Sellers shall endeavor in good faith to resolve any differences with respect to the Allocation Statement within five days after Purchaser’s receipt of written notice of changes from Sellers.

(d)  If Sellers withhold their consent to the allocation reflected in the Allocation Statement, and Purchaser and Sellers have acted in good faith to resolve any differences with respect to items on the Allocation Statement and thereafter are unable resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters will be finally and conclusively determined by an accounting firm of recognized international standing (the “Allocation Arbiter”) selected by Purchaser and Sellers, which firm shall not be the regular accounting firm of the Purchaser, any Seller, or their respective Affiliates. The costs of the Allocation Arbiter shall be borne equally by Sellers and Purchaser. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine only those matters in dispute and will revise the Allocation Statement in accordance with such determination, and such determination and the Allocation Statement as so revised shall be final and binding upon the parties. Notwithstanding the foregoing provisions of Section 2.5(c) and this Section 2.5(d), if an allocation of Purchase Price to particular Acquired Assets is required under applicable Law (for example, for purposes of determining a Transfer Tax) prior to the time the Allocation Statement would otherwise become final and binding under this Section 2.5, then Sellers and Purchaser shall agree on the allocation to such Acquired Assets at least 5 days prior to the date by which such allocation is required by Law to be made and (except to the extent that applicable Law permits the later revision of such allocation) the Allocation Statement shall be completed in a manner consistent with such allocation. Purchaser and Sellers shall, subject to the requirements of any applicable Tax Law or election, file all Tax Returns and reports consistent with the Allocation Statement as finally determined under this Section 2.5.

(e)  Notwithstanding any provision in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the amounts payable to Sellers hereunder any amounts that it is required to deduct and withhold under applicable Law; provided, that the Purchaser and Sellers shall use reasonable efforts to agree on or before the Closing on any amounts required to be so deducted and withheld. Any amounts so deducted and withheld shall be considered for all purposes of this Agreement to have been paid by Purchaser to Sellers.

Section 2.6.  [Reserved].

Section 2.7.  Closing. The Closing shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, on the fifth Business Day following the satisfaction or waiver of all conditions set forth in Article VI (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time or place as Purchaser and Sellers mutually agree.

Section 2.8.  Closing Deliveries by Purchaser. At the Closing, Purchaser will transfer to the depositary for the OpCo Tender, funds in an amount equal to the Aggregate OpCo Note Tender Price, and will deliver or cause to be delivered to Sellers:

(a)  An amount in cash equal to the Closing Cash Payment, by wire transfer of immediately available funds to such account as Sellers may direct by written notice to Purchaser given at least three Business Days before the Closing;

(b)  To the extent the 2006 Tax Refund has not been received by Sellers or any of their Affiliates or disallowed prior to the Closing, an amount in cash, denominated in Euros, equal to the 2006 Tax Refund Amount, by wire transfer of immediately available funds to the Escrow Agent to be held in accordance with the Tax Escrow Agreement;

(c)  A duly executed counterpart of the Escrow Agreement;

(d)  A duly executed counterpart of the Transitional Services Agreement;

(e)  A duly acknowledged counterpart of the Patent Assignment;

(f)  A duly executed counterpart of the Patent Cross-License Agreement;

(g)  A duly acknowledged counterpart of the Trademark Assignment;

(h)  A duly executed counterpart of the Trademark License Agreement; and

(i)  To the extent the amount described in paragraph (b) above is required to be delivered, a duly executed counterpart of the Tax Escrow Agreement.

Section 2.9.  Closing Deliveries by Sellers. At the Closing, Sellers will transfer to the depositary for the HoldCo Tender, funds in an amount equal to the aggregate purchase price payable for the HoldCo Notes that are tendered and accepted for payment pursuant to the HoldCo Tender, and deliver or cause to be delivered to Purchaser:

(a)  Original certificates representing all of the AAS Shares, in proper form for transfer, together with original, duly executed stock powers, and original certificates representing all of the issued and outstanding shares in the capital of SR Canada in the name of AAS;

(b)  With respect to the Brink Netherlands Shares, an executed notarial deed of transfer for such shares, such deed to have been executed before a civil law notary (notaris) in The Netherlands, and the original shareholders register of Brink reflecting the transfer of the Brink Netherlands Shares to Purchaser;

(c)  A duly executed original copy of a Bill of Sale in customary form reasonably satisfactory to the parties hereto (the “Bill of Sale”);

(d)  A duly executed counterpart of the Escrow Agreement;

(e)  A letter of credit issued in the name of Mellon Investor Services LLC, as escrow agent (the “Escrow Agent”), in form and substance satisfactory to Purchaser by a bank, bank and trust company or national banking association satisfactory to Purchaser pursuant to an escrow agreement to be entered into on the Closing Date by CHAAS, on behalf of Sellers, Purchaser and the Escrow Agent substantially in the form of Exhibit 2.9(e) (the “Escrow Agreement”);

(f)  Duly executed releases in forms provided by Purchaser and reasonably acceptable to Sellers, of any and all claims and Liabilities that otherwise might be asserted by any Seller or any Affiliate of any Seller (i) against any Sold Subsidiary or the Acquired Business or (ii) against Purchaser or any of its Affiliates solely in respect of any Liability owed by Valley or any of the Sold Subsidiaries to any Seller or any Affiliate of any Seller, except in the case of clauses (i) and (ii) above for (x) Assumed Liabilities, (y) Liabilities owed solely by one Sold Subsidiary to another Sold Subsidiary and (z) Liabilities provided for in, or arising under, this Agreement or the Transaction Documents;

(g)  Except as otherwise requested in writing by Purchaser, the duly executed resignations (effective as of the Closing) of all the directors of the Sold Subsidiaries from their positions as such directors;

(h)  A duly executed counterpart of the Transitional Services Agreement;

(i)  A duly executed counterpart of the Patent Assignment;

(j)  A duly executed counterpart of the Patent Cross-License Agreement;

(k)  A duly executed counterpart of the Trademark Assignment;

(l)  A duly executed counterpart of the Trademark License Agreement;

(m)  To the extent the amount described in Section 2.8(b) above is required to be delivered, a duly executed counterpart of the Tax Escrow Agreement; and

(n)  Such further instruments and documents as may be required to perform the obligations of Sellers or Purchaser pursuant to this Agreement or as reasonably may be requested by Purchaser or Sellers in connection with the transactions contemplated hereby or to complete the transfer of the Acquired Assets and the Acquired Business to or the assumption of the Assumed Liabilities by Purchaser, including (i) Foreign Implementing Agreements, (ii) quitclaim deeds or deeds of transfer with respect to the Owned Real Property being transferred to Purchaser by Sellers in insurable and recordable form for the applicable jurisdiction, (iii) executed real property transfer tax forms, certificates and/or any other document or instrument required by any Governmental Authority to transfer or convey the Real Property or to record any deed or assignment of any Real Property Lease and (iv) good, sufficient instruments of assignment with respect to the Intellectual Property being transferred by any Seller to Purchaser in recordable form, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment necessary or appropriate to vest in Purchaser all right, title and interest in, to and under the Acquired Assets. Also at the Closing, or as promptly thereafter as possible, with respect to each Sold Subsidiary as to which directors or other nominees of any Seller or any Affiliate of a Seller owns shares of capital stock or other equity securities for the purpose of satisfying any requirement of Law (“Nominee Shares”), Sellers shall take or cause to be taken all necessary appropriate steps to effect the transfer of the Nominee Shares to new directors or other nominees designated by Purchaser.

Section 2.10.  Closing Balance Sheet.

(a)  As promptly as practicable following the Closing Date, but in no event more than 90 days following the Closing Date, Purchaser will prepare and deliver to Sellers a pro forma balance sheet of the Acquired Business as of the Closing Date (the “Closing Date Balance Sheet”) setting forth the assets and liabilities that were transferred to Purchaser directly or indirectly at the Closing. Except as set forth in Exhibit 2.10, the Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheets (but if any accounting convention used in the preparation of the Balance Sheets is inconsistent with GAAP, GAAP shall prevail), as if the Closing Date were the end of a fiscal year and as if the Closing Date Balance Sheet were the balance sheet of a Person whose only assets and liabilities were the assets and liabilities that were transferred to Purchaser directly or indirectly at the Closing. The Closing Date Balance Sheet shall be accompanied by a calculation of the Closing Date Working Capital (the “Statement of Working Capital”) and a calculation of the Closing Date Indebtedness (the “Statement of Indebtedness”). For this purpose, (i) “Closing Date Working Capital” shall be calculated in accordance with Exhibit 2.10 and (ii) “Closing Date Indebtedness” means (x) the OpCo Note Balance plus (y) the aggregate outstanding balance immediately following the Closing of all other Indebtedness of the Sold Subsidiaries and of all other Indebtedness included in the Assumed Liabilities.

(b)  Unless within 30 days after delivery of the Closing Date Balance Sheet, the Statement of Working Capital and the Statement of Indebtedness, Sellers shall deliver to Purchaser a notice setting forth, in reasonable detail, any good faith dispute as to the Closing Date Balance Sheet (solely as it relates to the preparation of the Statement of Working Capital or the Statement of Indebtedness), the Statement of Working Capital or the Statement of Indebtedness, specifying the items and amounts that are disputed and the basis for such dispute (a “Dispute Notice”), the Closing Date Balance Sheet, the Statement of Working Capital and the Statement of Indebtedness shall be deemed accepted by Sellers and shall be final and binding. Sellers and their authorized representatives shall have reasonable access, upon reasonable advance notice and during normal business hours, to all relevant books and records and employees of Purchaser and its Subsidiaries to the extent reasonably necessary to complete their review of the Statement of Indebtedness; provided, that such access shall not unreasonably interfere with the operation of Purchaser’s and its Subsidiaries’ business.

(c)  For 15 days after Purchaser’s receipt of a Dispute Notice, the parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice. If the parties are unable to resolve any matter in the Dispute Notice within such 15-day period, Purchaser and Sellers shall engage an accounting firm of recognized international standing (the “Reviewing Accountant”) selected by Purchaser and Sellers, which firm shall not be the regular accounting firm of the Purchaser, any Seller, or their respective Affiliates (if such accounting firm is unable or unwilling to serve as the Reviewing Accountant, the parties shall, within 15 days after the end of such 15-day period, agree on an alternate independent accounting firm or have such selection made pursuant to the rules of the American Arbitration Association to resolve the remaining disputes and such firm shall be the “Reviewing Accountant” for all purposes of this Agreement). Purchaser, on the one hand, and Sellers, on the other hand, will each pay one-half of the fees and expenses of the Reviewing Accountant.

(d)  Purchaser and Sellers shall instruct the Reviewing Accountant to resolve the disputed matters as promptly as practicable. The parties shall cooperate with each other and the Reviewing Accountant in connection with the matters set forth in this Section 2.10, including by furnishing such information as may be reasonably requested. Each party shall afford the other parties the opportunity to participate in all communications with the Reviewing Accountants. The determination of the Reviewing Accountant shall be final and binding and no party shall seek recourse to courts, other tribunals or otherwise, other than to collect any amounts due under this Section 2.10. Judgment may be entered to enforce the Reviewing Accountants’ determination in any court having jurisdiction over the party against which such determination is to be enforced.

(e)  If the sum of the Closing Date Indebtedness Differential and the Closing Date Working Capital Differential (the “Aggregate Final Adjustment”) is a positive number, Sellers shall pay that amount to Purchaser. If the Aggregate Final Adjustment is a negative number, Purchaser shall pay to Sellers an amount equal to the amount by which the Aggregate Final Adjustment is less than zero. All payments under this Section 2.10 shall be made by wire transfer of immediately available funds and shall be accompanied by interest at a fixed annual rate equal to 100 basis points over the “Prime Rate” as reported in The Wall Street Journal as in effect from time to time and shall be calculated on the basis of the actual days elapsed between the Closing Date and the payment date based on a 365-day year.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Purchaser that, except as set forth in the disclosure schedule delivered by Sellers to Purchaser prior to the execution and delivery of this Agreement, which identifies exceptions only by the specific Section or subsection to which each entry relates (the “Seller Disclosure Schedule”):

Section 3.1.  Organization and Qualification.

(a)  Section 3.1(a) of the Seller Disclosure Schedule correctly sets forth the name and jurisdiction of organization of each Seller and each Sold Subsidiary. Each Seller and each Sold Subsidiary is a corporation or other entity, as described in Section 3.1(a) of the Seller Disclosure Schedule, that is duly organized, validly existing and, insofar as the applicable Law in the relevant jurisdiction recognizes such a concept, in good standing under the Laws of its respective jurisdiction of organization, and each has all requisite power and authority to own, license, use, lease and operate its assets and properties (including the Acquired Assets) and to carry on the Acquired Business as it is now being conducted.

(b)  No Seller and none of the Sold Subsidiaries is the subject of an insolvency or bankruptcy proceeding, and no action or proceeding for the liquidation or dissolution of any of them is pending, and no corporate action has been taken in contemplation of such action or proceeding, other than as expressly required by this Agreement.

(c)  Section 3.1(c) of the Seller Disclosure Schedule sets forth for each Sold Subsidiary the authorized capital of that Sold Subsidiary and the number of shares of each class of equity security that have been issued by the Sold Subsidiary and are outstanding (the “Sold Subsidiary Shares”). All of the Sold Subsidiary Shares are (i) validly issued and outstanding, fully paid and non-assessable and (ii) not subject to, nor were they issued in violation of, any preemptive rights. All of the issued and outstanding shares of the Sold Subsidiaries are owned, of record and beneficially, by the respective Persons and in the respective amounts set forth on Section 3.1(c) of the Seller Disclosure Schedule, free and clear of all Encumbrances. At the Closing, Sellers will convey (or cause to be conveyed) to Purchaser or its designee good and marketable title to the Brink Netherlands Shares and the AAS Shares, in each case free and clear of all Encumbrances. No Sold Subsidiary owns any equity security of any other Person that is not a Sold Subsidiary.

(d)  There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any Seller, any of the Sold Subsidiaries or any other Affiliate of any Seller is or may become obligated to: (i) issue, sell, purchase, return or redeem any shares of capital stock or other securities of any Sold Subsidiary (and no equity securities of any of the Sold Subsidiaries are reserved for issuance for any purpose); (ii) repurchase or redeem any equity security of Valley or any Sold Subsidiary; (iii) grant the right to vote any equity security of Valley or any Sold Subsidiary to any other Persons; or (iv) make any payment or other transfer of value pursuant to any earn-out, deferred or contingent payment or similar arrangement. Complete and correct copies of each instrument evidencing each warrant, option or other commitment disclosed against the preceding sentence have been made available by Sellers to Purchasers.

Section 3.2.  Authority; Non-Contravention; Approvals.

(a)  Each Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents and the performance by each Seller of the transactions contemplated by this Agreement and the Transaction Documents have been approved by the board of directors (or equivalent body) of each Seller and by the shareholders (or the equivalent) of each Seller and no other corporate or other proceeding on the part of any Seller is necessary to authorize the execution and delivery of this Agreement and the Transaction Documents by each Seller or the performance by each Seller of the transactions contemplated by this Agreement and the Transaction Documents. This Agreement has been, and upon their execution each of the Transaction Documents will be, duly executed and delivered by each Seller that is named as a party and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Purchaser, constitutes, and upon their execution the Transaction Documents will constitute, valid and binding obligations of each Seller that is named as a party, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

(b)  The execution and delivery by Sellers of this Agreement and the Transaction Documents and the performance of the transactions contemplated by this Agreement and the Transaction Documents do not and will not (i) conflict with or result in a breach of any provision of the respective certificates of incorporation or bylaws (or equivalent organizational documents) of any Seller or any Sold Subsidiary; (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which any Seller or any Sold Subsidiary is now a party or by which any Seller, any Sold Subsidiary, the Acquired Business or any of the Acquired Assets or Assumed Liabilities may be bound or affected; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to any Seller, any Sold Subsidiary, the Acquired Business, the Acquired Assets or the Assumed Liabilities other than, in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have a Business Material Adverse Effect.

(c)  Except for the competition Law filings and for matters listed in Section 3.2(c) of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by Sellers or the performance by Sellers of the transactions contemplated by this Agreement and the Transaction Documents.

Section 3.3.  Financial Statements; Other Financial Data.

(a)  Section 3.3(a) of the Seller Disclosure Schedule sets forth the unaudited balance sheets of each of Brink, Valley and SR Canada at December 31, 2005, 2004 and 2003 (the "Year-End Financial Statements") and the related statements of the results of operations and cash flows for the periods then ended. The Year-End Financial Statements were utilized in the audited consolidated financial statements (the "Audited Financial Statements") of AAHC and/or CHAAS and their subsidiaries at and for the corresponding dates and periods. The Year-End Financial Statements were prepared materially in accordance with GAAP on a basis consistent with prior periods and fairly present the financial position and results of operations and cash flows of the Acquired Business, Brink, Valley and SR Canada, as applicable, at dates and for the periods presented. The Year-End Financial Statements have been presented in US Dollars. With respect to Brink and SR Canada, they have also been reflected in Euros and Canadian Dollars respectively.

(b)  Sellers have made available to Purchaser true and complete copies of all management letters and other correspondence received from their independent auditors since January 1, 2004 relating to the Audited Financial Statements and accounting controls to the extent relating to the Acquired Business.

(c)  Section 3.3(c) of the Seller Disclosure Schedule accurately sets forth (i) the capital expenditures of Valley and the Sold Subsidiaries for the years ended December 31, 2004 and December 31, 2005; (ii) the capital expenditure commitments of Valley and the Sold Subsidiaries outstanding at the date of this Agreement; and (iii) a reconciliation of the capital expenditures and commitments described in clauses (i) and (ii) and the capital expenditure budgets for the Acquired Business that were in effect on January 1, 2004 and January 1, 2005.

(d)  The Sellers have made available to Purchaser and its Representatives certain data used in connection with the calculation of the Target Working Capital and the preparation of Exhibit 2.10 (the “Working Capital Data”). The Working Capital Data was derived from unaudited balance sheet data of Brink, Valley and SR Canada included in the books and records of such companies prepared on a consistent basis.

Section 3.4.  Absence of Undisclosed Liabilities. There are no Liabilities relating to the Acquired Business of any nature, whether accrued, contingent or otherwise and whether or not required by GAAP to be reflected on a balance sheet, except for Liabilities (a) reflected in the Balance Sheets or (b) that were incurred since the date of the Balance Sheets and were normal and recurring expenses incurred in the ordinary course of business that have not had (and could not reasonably be expected to have) a Business Material Adverse Effect.

Section 3.5.  Absence of Certain Changes or Events. Since the date of the Balance Sheets (a) the Acquired Business has not experienced any event, circumstance, change or effect that has had or reasonably could be expected to have a Business Material Adverse Effect; (b) the Acquired Business has been conducted only in the ordinary course; and (c) through the date hereof, there has been no action or failure to act that after the date of this Agreement would be in violation of the prohibitions of the third sentence of Section 5.1 of this Agreement.

Section 3.6.  Books and Records. The minute books and other similar records of Sellers and the Sold Subsidiaries as made available to Purchaser before the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by written consents in lieu of meetings of the boards of directors (or equivalent bodies) and committees of the boards of directors (or equivalent bodies) of Sellers and the Sold Subsidiaries to the extent relating to the Acquired Business. The accounting records of, and records of the issuance and transfer of equity interests in, Valley and the Sold Subsidiaries as made available to Purchaser before the execution and delivery of this Agreement contain a true and complete record, in all material respects, of the transactions to which they relate.

Section 3.7.  Tax Matters.

(a)  All Tax Returns required to be filed with any Tax authority by or on behalf of any Seller or Sold Subsidiary (including in respect of any consolidated, combined, unitary or other Tax group that includes a Seller or Sold Subsidiary), have been timely filed in accordance with applicable Law, and all such Tax Returns were correct and complete in all material respects. All Taxes (whether or not shown as due and payable on such Tax Returns) payable by or on behalf of any Seller or Sold Subsidiary have been timely paid to the appropriate Tax authority.

(b)  All Tax Returns filed with Governmental Authorities in France, Italy, the Netherlands, Sweden or the United States with respect to income, franchise, value-added and payroll Taxes for Tax years of the Sellers and Sold Subsidiaries through the Tax years ended on the dates set forth on Section 3.7(b) of the Seller Disclosure Schedule have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. No Seller or Sold Subsidiary has requested an extension of time to file a Tax Return and not yet filed such return. No audit or other administrative proceeding is pending or, to the knowledge of Sellers, threatened and no judicial proceeding is pending or, to the knowledge of Sellers, threatened, that involves any Tax or Tax Return filed or paid by or on behalf of a Seller or a Sold Subsidiary.

(c)  Section 3.7(c) of the Seller Disclosure Schedule sets forth all agreements, rulings, Tax holidays, consents and clearances relating to Taxes requested or received from, or granted by, a Tax authority with respect to any Seller or Sold Subsidiary. All conditions of each such agreement, ruling, Tax holiday, consent or clearance that was so received or granted have been satisfied and will continue to be satisfied through the Closing and will not be breached by reason of the completion of any of the transactions contemplated by this Agreement.

(d)  No Sold Subsidiary is subject to any obligation to pay, or any liability in respect of, Taxes of another Person, as a result of being a member of any consolidated, combined, unitary or other Tax group or as a transferee or successor. No Acquired Asset is subject to any Encumbrance in respect of a Tax other than a Permitted Encumbrance.

(e)  Each Seller and Sold Subsidiary has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Each Seller and Sold Subsidiary has charged, collected and remitted on a timely basis all Taxes as required by applicable Law (including Part IX of the Excise Tax Act (Canada) or the retail sales tax legislation of any province of Canada) on any sale, supply or delivery whatsoever, made by such Seller or Sold Subsidiary.

(f)  No Sold Subsidiary is a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)  During the five-year period ending on the date hereof, no Seller or Sold Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)  No Sold Subsidiary is required to take into account any adjustment under Section 481 of the Code by reason of a change in accounting method.

(i)  No loss carryforward of the Dutch, French, Italian and Swedish Sold Subsidiaries is currently subject to a limitation under applicable Law.

(j)  No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision with respect to any Sold Subsidiary except in connection with the Restructuring as set forth on Exhibit 5.4.

(k)  None of the assets of AAS or Valley are (i) tax exempt use property under Section 168(h) of the Code; (ii) tax-exempt bond financed property under Section 168(g) of the Code; or (iii) treated as owned by any other person under Section 168 of the Code.

(l)  None of Brink, Brink International B.V. and CHAAS Holdings II B.V. has tainted (share) capital (besmet fusie aandelenkapitaal en/of agio) by reason of Article 3a of the Dutch Dividend Tax Act 1965 (Wet op de dividendbelasting 1965).

(m)  None of Sellers and the Sold Subsidiaries is a real estate investment company within the meaning of Article 4 of the Dutch Legal Transfer Act 1970.

(n)  Neither any Seller nor any Sold Subsidiary has taken any action in respect of which any material consent or clearance from any Tax authority was required except where such consent or clearance was validly obtained and where any conditions relating thereto were and will up to the Closing Date, continue to be met and where nothing to be done pursuant to this Agreement will constitute a breach thereof.

(o)  Neither any Seller nor any Sold Subsidiary has entered into or been a party to or otherwise been involved in any scheme or arrangement designed wholly or mainly for the purposes of avoiding Tax in violation of applicable Law.

(p)  All material documents, the enforcement of which a Seller or Sold Subsidiary is interested, have been duly stamped and all such duty, interest and penalties have been duly paid.

(q)  Neither any Seller nor any Sold Subsidiary is or may be liable to repay any Tax, credit, subvention, subsidy or similar amount received from any Tax authority or other authority, body or person whatsoever.

(r)  There are no circumstances existing other than in the ordinary course of business which could reasonably be expected to result in the application of sections 17, 78 or 79 of the Income Tax Act (Canada) or any equivalent provincial provision applicable to any Seller or Sold Subsidiary. None of sections 80 through and including section 80.04 of the Income Tax Act (Canada), or any equivalent provincial provision, has applied to any Seller or Sold Subsidiary.

(s)  The shares of SR Canada do not directly or indirectly derive more than 50% of their fair market value from real property situated in Canada, “Canadian resource properties” and “timber resource properties,” as those terms are defined in the Income Tax Act (Canada).

Section 3.8.  ERISA and Employee Benefits.

(a)  Section 3.8(a) of the Seller Disclosure Schedule contains a true and complete list of each Seller Plan. None of Sellers, any of the Seller Subsidiaries nor any ERISA Affiliate of any of them has any obligation to change or otherwise modify any existing Seller Plan or program or to establish any new plan or program that increases any benefits of Transferred Employees.

(b)  Each of the Seller Plans is, and its administration (including with respect to reporting and disclosure) is materially in compliance with the terms of the applicable Seller Plan and with ERISA (including all rules with which compliance is intended), the Code (including all tax rules compliance with which is required for any intended favorable tax treatment) and any and all other applicable Laws (including all applicable Foreign Laws).

(c)  Any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any Seller or any of their respective Affiliates to, under or on account of each Seller Plan shall have, to the extent required by the terms of such Seller Plan or applicable Law, been paid in full prior to Closing or, to the extent required by GAAP, reserved on and provided for in the Financial Statements.

(d)  No Seller or Seller Subsidiary: (i) has had any obligation to contribute or Liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA or in any applicable Foreign Laws, or (ii) has any obligation to contribute to or has any liability with respect to an employee benefit plan that is or was subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA.

(e)  Each of the Seller Plans that is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or that is intended to be registered under any Foreign Law has been so registered and such determination or registration has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status or registration of any such Plan.

(f)  There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of Sellers, threatened alleging any breach of the terms of any Seller Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Plan that, if adversely determined, reasonably could be expected to result in a Business Material Adverse Effect or a Seller Material Adverse Effect.

(g)  None of Sellers or any Seller Subsidiary, or any “party in interest” (as defined in Section 3(14) of ERISA) or any “disqualified person” (as defined in Section 4975 of the Code) with respect to any such Plan, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(h)  (i) No Seller Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA (whether or not such Seller Plan is subject to Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by Law; (ii) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such Plan that could result in any material liability; (iii) no such Plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA; (iv) each such Plan that is self-insured is identified in Section 3.8(h) of the Seller Disclosure Schedule and all claims of Transferred Employees made in excess of $10,000 pursuant to any such Plan that have not yet been paid are set forth in Section 3.8(h) of the Seller Disclosure Schedule; all “stop-loss” coverage with respect to any such Seller Plan is set forth (with applicable limits described) in Section 3.8(h) of the Seller Disclosure Schedule; (v) none of Sellers or any Seller Subsidiary maintains or has any obligation to contribute to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding); and (vi) all Seller Plans that provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Seller Plan could not result in any uninsured liability to any Seller, any Seller Subsidiary or Purchaser or its Affiliates.

(i)  With respect to each Seller Plan, true, correct and complete copies of the applicable following documents have been delivered to Purchaser: (i) all current Plan documents and related trust documents, and any amendment thereto; (ii) Forms 5500, financial statements and actuarial reports for the last three Plan years; (iii) the most recently issued IRS determination letter; (iv) summary plan descriptions and all summaries of material modifications; and (v) all written communications to employees relating to such Seller Plan.

(j)  Each Seller and each Seller Subsidiary has properly classified for all purposes (including for social security purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has made all appropriate filings in connection with services provided by such persons to any Seller and any Seller Subsidiary.

(k)  As of the Closing, no Assumed Plan maintained by Purchaser will cover or otherwise benefit any individuals other than Transferred Employees and their dependents and beneficiaries and any other individuals added by or on behalf of Purchaser at Purchaser’s request or direction.

(l)  Without limiting any other provision of this Section 3.8, no event has occurred and no condition exists with respect to any Seller Plan that could subject Purchaser or any of its Affiliates or any Plan maintained by Purchaser or any of its Affiliate to any Tax, fine, penalty or other Loss, that would not have been incurred by Purchaser or any of its Affiliates, or any such Plan, but for the transactions contemplated by this Agreement. No Plan or any portion thereof will be directly or indirectly binding on Purchaser by virtue of the transactions contemplated by this Agreement, other than the Assumed Plans. Purchaser and its Affiliates shall have no liability for, under, with respect to or otherwise in connection with any Plan, which liability arises under ERISA, the Code or Foreign Law, by virtue of any Seller or any Seller Subsidiary being aggregated in a controlled group or affiliated service group with any ERISA Affiliate (other than any Seller Subsidiary) for purposes of ERISA, the Code or Foreign Law at any relevant time prior to the Closing. No Seller nor any ERISA Affiliate has agreed or otherwise committed to, whether in writing or otherwise, to increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant. No Seller Plan exists that could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of any Seller or Seller Subsidiary (or other current or former service provider thereto) that would not have been required but for the transactions provided for in this Agreement, and none of Sellers or any Seller Subsidiary, nor any of their respective Affiliates, is a party to any Plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a Transferred Employee in connection with the transactions contemplated by this Agreement. Nothing has occurred that would limit Purchaser’s ability to amend and terminate a Seller Plan in accordance with such Seller Plan’s terms. Purchaser will have no liability under the Workers Adjustment and Retraining Notification Act, as amended, with respect to any events occurring or conditions existing on or prior to Closing.

(m)  All Foreign Pension Plans which provide pension benefits on a defined benefit basis are fully funded in accordance with applicable Law, including, to the extent required under applicable Law, on a going concern, solvency and wind up basis using the actuarial methodology used in the most recent actuarial report provided to the Purchaser in respect of such Plan.

(n)  There have been no applications to withdraw surplus from any Foreign Pension Plan and no payment of surplus pursuant to a surplus withdrawal application.

(o)  There have been no mergers, conversions or transfers of assets involving any Foreign Pension Plan.

(p)  There have been no partial wind-ups of, nor is there any basis for an involuntary wind-up of, any Foreign Pension Plan that is not administered by a Governmental Authority. To the knowledge of Sellers, there have been no partial wind-ups of, and there is no proposal or plan for an involuntary wind-up of, any Foreign Pension Plan that is administered by a Governmental Authority.

(q)  All contribution holidays taken, and all expenses paid to date hereof under any Foreign Pension Plan, have been taken or paid in material compliance with Laws, the terms of the applicable Foreign Pension Plan and any collective bargaining agreements and all amendments made have been made on the same basis.

(r)  All current employees of each Sold Subsidiary are registered with and participating in the applicable Foreign Pension Plans in accordance with the terms thereof. All former employees of each Sold Subsidiary were registered with and participated in the applicable Foreign Pension Plans in accordance with the terms thereof.

Section 3.9.  Employment Matters. Section 3.9 of the Seller Disclosure Schedule sets forth: (a) the name, position, number of years of service and current annual salary and any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, of all officers, directors and employees of the Sold Subsidiaries and Valley whose current annual salary and any promised, expected or customary bonus or such other amount or benefit, equals or exceeds $50,000 in total, together with a statement of the full amount of all remuneration paid by Sellers, the Seller Subsidiaries and Affiliates to such officers, directors and employees engaged in the Acquired Business for 2005 and (b) the names and titles of all directors and officers of the Sold Subsidiaries and Valley and of each trustee, fiduciary or plan administrator of each Seller Plan related to the Acquired Business. To the knowledge of Sellers, no such Persons have made a threat or otherwise indicated any intent to any Seller or any Seller Subsidiary, or to any of the officers or directors of any Seller or any Seller Subsidiary to cancel or otherwise terminate such Person’s relationship with any Seller or the Acquired Business. There are no persons, other than those named in Section 3.9 of the Seller Disclosure Schedule, who work in any capacity for any Seller or any affiliate of any Seller and whose services are material to the Acquired Business.

Section 3.10.  Labor Relations. There is no unfair labor practice proceeding, charge or complaint or other legal proceeding pending or, to the knowledge of Sellers, threatened against any of the Acquired Assets or any Seller or any Sold Subsidiary that, if adversely determined, reasonably could be expected to result in a Business Material Adverse Effect or Seller Material Adverse Effect. Sellers and the Sold Subsidiaries are in material compliance with all Laws and collective bargaining agreements applicable to the Acquired Business respecting employment, pay equity, vacation pay, overtime pay, social security, health and safety and employment practices, terms and conditions of employment, and wages and hours, and none of them have engaged in any unfair labor practices. None of Sellers or any Sold Subsidiary is a party to or has any liability with respect to any collective bargaining agreement or other labor union contract applicable to Persons employed by any Seller or any Sold Subsidiary in the Acquired Business, nor, to Sellers’ knowledge, are there any activities or proceedings of any labor union or other Person to organize any such employees. There is no labor strike, slowdown, work stoppage or lockout pending, or to the knowledge of Sellers, threatened against or affecting the Acquired Business, nor has there been any such activity within the past two years. Sellers and each of the Sold Subsidiaries have complied in all material respects with all obligations under applicable Laws to notify and/or consult with their respective employees or employee representatives, unions, works councils or other employee representative bodies, if any, necessary to permit the execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.11.  Litigation. There are no claims, suits, proceedings, grievances, actions, investigations or charges pending or, to the knowledge of Sellers, threatened against or affecting any Seller or any Sold Subsidiary or any of their respective Affiliates or relating to or affecting any Seller or any Sold Subsidiary or any of the Acquired Assets, the Acquired Business or the Assumed Liabilities that, if adversely determined, reasonably could be expected to result in a Business Material Adverse Effect or Seller Material Adverse Effect. There are no outstanding orders, writs, judgments, decrees, injunctions or settlements that restrict the Acquired Business, the Acquired Assets or the Assumed Liabilities in any material respect.

Section 3.12.  No Violation of Law; Permits.

(a)  No Seller, no Sold Subsidiary and no part of the Acquired Business is or since April 15, 2003 has been in default under or in violation of, or has been charged with, or received written notice of any alleged, possible or potential violation of, or other failure to comply with, any Law to which any of them is, was or may be subject, that could reasonably be expected to result in a Business Material Adverse Effect or Seller Material Adverse Effect. No event has occurred or circumstance exists that (either alone or with either or both of the passage of time or the giving of notice) would result in Valley or any Sold Subsidiary being in breach of any applicable Law or being subject to any material Liability under any applicable Law that could reasonably be expected to result in a Business Material Adverse Effect or Seller Material Adverse Effect.

(b)  The Acquired Assets include all material Permits that are now, or at the time of the Closing will be, held by the Acquired Business that are necessary for the conduct of, the Acquired Business and the ownership and operation of the Acquired Assets (collectively, the “Acquired Permits”). All the Acquired Permits are listed in Section 3.12(b) of the Seller Disclosure Schedule. All the Acquired Permits are in full force and effect. None of Sellers, the Sold Subsidiaries, the Acquired Business or the Acquired Assets is in material violation of or is being operated in material violation of the terms of any Acquired Permit. To the knowledge of Sellers, no event has occurred or circumstance exists that (either alone or with either or both of the passage of time or the giving of notice) reasonably could be expected to result in a revocation, suspension or other loss of rights under any Acquired Permit.

(c)  Neither the execution and delivery of this Agreement nor the performance of any of the transactions contemplated hereby will: (i) require any assignment, consent, waiver or other action in respect of any Acquired Permit; (ii) result in a termination or modification of, or other loss of rights under, any Acquired Permit; or (iii) result in a need for additional material Permits.

Section 3.13.  Title to Assets; Encumbrances. Sellers have good, valid and marketable title to all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances and, at the Closing, will convey to Purchaser or its designee good, valid and marketable title to all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Sold Subsidiaries have good, valid and marketable title to their respective assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.14.  Entire Business; Sufficiency of Acquired Assets. The Acquired Assets, together with the assets owned or leased by the Sold Subsidiaries and any assets licensed to the Purchaser or its Affiliates or the Sold Subsidiaries through the Patent Cross-License Agreement, constitute all of the assets, properties and rights owned or leased by the Sellers or the Sold Subsidiaries and used in or necessary for the conduct of the Acquired Business as currently conducted by Sellers (except for the Excluded Assets), and are adequate, in all material respects, to conduct the Acquired Business as presently conducted. Immediately following the Closing, no Seller or Seller Subsidiary will own or lease any assets, properties or rights that are used primarily in or are necessary for the conduct of the Acquired Business. Upon consummation of the transactions contemplated by this Agreement, Purchaser will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.15.  Transactions with Affiliates. Except for corporate governance arrangements, no portion of the Acquired Business is conducted by, with or through an Affiliate of a Seller other than Valley and the Sold Subsidiaries. Neither Castle Harlan, Inc. or any of its Affiliates nor, to the knowledge of Sellers, any director or officer (or Person holding an equivalent position) of a Seller or Seller Subsidiary or of an Affiliate of a Seller, has, other than in his or her capacity as such, since April 15, 2003 (a) incurred Indebtedness from or extended credit to the Acquired Business (including to any Sold Subsidiary) that remains outstanding; (b) acquired any contractual or other claim, express or implied, of any kind whatsoever against or in respect of the Acquired Business; (c) held any interest in any assets used or held for use in the Acquired Business; (d) engaged in any other transaction with or in respect of the Acquired Business; or (e) owned, directly or indirectly, any interest in (except not more than two percent stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise received remuneration from, any Person that is, or has been engaged in business as, a competitor, lessor, lessee, customer or supplier of the Acquired Business.

Section 3.16.  Insurance. Section 3.16 of the Seller Disclosure Schedule sets forth a complete and correct list of all insurance policies held by or on behalf of any Seller or any Affiliate of any Seller primarily relating to the Acquired Business. Sellers have made available to Purchaser a complete and correct copy of all such policies together with all riders and amendments thereto. Neither Sellers nor any of their Affiliates maintains any self-insurance arrangement with respect to the Acquired Business. All the insurance policies listed on Section 3.16 of the Seller Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received by any Seller with respect to any such policy. The insurance policies referred to in this Section 3.16 will remain in full force and effect and will not in any way be affected by or terminate by reason of, any of the transactions contemplated by this Agreement. Section 3.16 of the Seller Disclosure Schedule includes a list of all pending claims under each insurance policy listed therein having a value in excess of $25,000 (which list includes the name of the claimant, the policy of insurance being claimed under and the status of such claim).

Section 3.17.  Contracts and Other Agreements.

(a)  Section 3.17(a) of the Seller Disclosure Schedule lists (i) all contracts to which Valley or a Sold Subsidiary is a party or that otherwise are included in the Acquired Assets or the Assumed Liabilities, other than contracts that involve the payment of less than $50,000 per year and are not otherwise material to the Acquired Business, other than purchase orders entered into in the ordinary course of business (contracts required to be listed pursuant to this clause (i) are “Material Contracts”), and (ii) all contracts to which Valley or a Sold Subsidiary is a party or that otherwise will or may be binding on the Acquired Business after the Closing, that contain any provision or covenant that prohibit or materially limit the ability of Seller or any of its Affiliates (including any Sold Subsidiaries) to engage in any business activity or compete with any Person or prohibit or materially limit the ability of any Person to compete with Seller or any of its Affiliates.

(b)  Each Material Contract, each other contract included in the Acquired Assets or Assumed Liabilities and each other contract to which any Sold Subsidiary is a party is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the applicable Seller or Sold Subsidiary and, to the knowledge of Sellers, each other party thereto, in accordance with its terms, in each case, except as could not reasonably be expected to result in a Business Material Adverse Effect. Neither Sellers nor any Affiliate of Sellers nor, to the knowledge of Sellers, any other party to any such contract is in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any such contract, except, in each case, as could not reasonably be expected to result in a Business Material Adverse Effect.

(c)  Sellers have made available to Purchaser true and complete copies (or if none exist, reasonably complete and accurate written descriptions) of each contract listed on Section 3.17(a) of the Seller Disclosure Schedule, together with all amendments and supplements thereto.

Section 3.18.  Tangible Personal Property. The Tangible Property is in good operating condition, subject to continued repair and replacement in accordance with past practice, and no Seller nor any Seller Subsidiary has received notice that any of the Tangible Property is in violation of any Law in any material respect. During the past three years there has not been any material interruption or disruption of the operations of the Acquired Business due to inadequate maintenance of the Tangible Property.

Section 3.19.  Inventory. The Inventory reflected on the Balance Sheets was properly stated therein in all material respects at the lesser of cost or fair market value determined in accordance with GAAP consistently applied. The Inventory is owned free and clear of all Encumbrances (other than Permitted Encumbrances). At the Closing, the Inventory included in the Acquired Assets, net of any applicable reserves, will be items that are not obsolete, of a quality usable or saleable by the Acquired Business in the ordinary course of business and will be in quantities sufficient for the normal operation of the Acquired Business in accordance with past practice.

Section 3.20.  Accounts Receivable. All accounts, notes receivable and other Receivables (other than Receivables collected since the date of the Balance Sheets) reflected on the Balance Sheets are, and all accounts, notes receivable and other Receivables arising from or otherwise relating to the Acquired Business will be at the Closing Date valid, genuine and fully collectible in the aggregate amount thereof, subject only to the reserves for doubtful accounts recorded in the books and records of the Business (including the Financial Statements) in accordance with GAAP consistently applied. Section 3.20 of the Seller Disclosure Schedule sets forth a list of the agreements providing for any security arrangements and collateral securing the repayment or other satisfaction of any account, note receivable or other Receivable. All material steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Acquired Business a perfected security interest in the related collateral, have been duly taken.

Section 3.21.  Intellectual Property.

(a)  Section 3.21(a) of the Seller Disclosure Schedule sets forth a true, complete and accurate list, in all material respects, of all Owned Acquired Intellectual Property (other than immaterial unregistered trademarks and copyrights, trade secrets, know-how and goodwill attendant to the Acquired Intellectual Property and other intellectual property rights not reducible to schedule form).

(b)  Valley and each Sold Subsidiary is the sole and exclusive owner of all right, title and interest in and to its respective Owned Acquired Intellectual Property, which it holds free and clear of all Encumbrances (other than Permitted Encumbrances). Upon the Closing, Purchaser shall receive all right, title and interest in and to the Owned Acquired Intellectual Property, directly or through the Sold Subsidiaries, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)  (i) Sellers and Seller Subsidiaries have timely made all filings with and payments to Governmental Authorities that are required in order to maintain in subsistence or protect their ownership rights in each material item of Owned Acquired Intellectual Property that is Registered (“Owned Registered Acquired Intellectual Property”) (excepting any Owned Acquired Intellectual Property that has been intentionally and voluntarily permitted to expire or become abandoned pursuant to business decisions made in the ordinary course); (ii) to the knowledge of Sellers, all Owned Registered Acquired Intellectual Property is valid, subsisting and enforceable; and (iii) no Owned Registered Acquired Intellectual Property, or, to the knowledge of Sellers, other Owned Acquired Intellectual Property, has been canceled or adjudicated invalid, or is subject to any outstanding order, judgment or decree materially restricting the ability of any Seller or any Seller Subsidiary to use or enforce such Owned Acquired Intellectual Property, or is the subject of any suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding.

(d)  Each Seller and each Seller Subsidiary has taken reasonable precautions to protect and preserve the secrecy, confidentiality and value of all confidential Acquired Intellectual Property, including all know-how and/or trade secrets included in the Acquired Intellectual Property and not subject to issued letters patents.

(e)  To the knowledge of Sellers, neither (i) the conduct or continuation of the Acquired Business and any of its products or processes as currently conducted by Sellers, nor (ii) the use of any Acquired Intellectual Property either as currently used in connection with the Acquired Business, nor (iii) ownership of any Owned Acquired Intellectual Property, violates, infringes upon or misappropriates the Intellectual Property rights or any other rights of any other person. No Seller, Seller Subsidiary or any of their respective Affiliates has received any claim, any cease-and-desist or equivalent letter or any other written or, to the knowledge of Sellers, oral, notice of any allegation that any of the Owned Acquired Intellectual Property, or the Acquired Business or any of its products or processes, violates, infringes upon or misappropriates the Intellectual Property of any third parties.

(f)  (i) To the knowledge of Sellers, there has been no unauthorized use by, unauthorized disclosure to or by or violation, infringement or misappropriation of any of the Acquired Intellectual Property by any third party and/or any current or former officer, employee, independent contractor, consultant or any other agent of any Seller, Seller Subsidiary or any of their respective Affiliates; and (ii) other than such an opinion that solely and in all material respects states a conclusion of non-infringement, validity and/or enforceability of such Acquired Intellectual Property, no Seller, Seller Subsidiary or any of their respective Affiliates has received any written or, to the knowledge of Sellers, oral, opinion of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any Acquired Intellectual Property.

(g)  With respect to each Intellectual Property Agreement that is a part of the Acquired Intellectual Property, (i) there is no restriction on the direct or indirect transfer of any such agreement or any interest therein; (ii) there exists no event, condition or occurrence which, with or without the giving of notice or lapse of time, or both, would constitute a material breach or default by a Seller or Seller Subsidiary under any such agreement, and no Seller nor any Seller Subsidiary has received notice of any such event, condition or occurrence; and (iii) no party has given a Seller or any Seller Subsidiary notice of its intention to cancel, terminate or fail to renew any such agreement.

(h)  Each Seller and Seller Subsidiary is in compliance with the terms of such Seller’s or Seller Subsidiary’s own privacy policies as exist on the date of this Agreement and all applicable requirements relating to their websites, including privacy and distance selling regulations, except for any non-compliance that, individually or in the aggregate, has not had or is not reasonably likely to result in, a Business Material Adverse Effect.

Section 3.22.  Real Property.

(a)  Section 3.22(a) of the Seller Disclosure Schedule contains a true and correct list of the Real Property. The applicable Seller or Sold Subsidiary has good and marketable fee simple title to all Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, and a valid leasehold interest in all Leased Real Property, together with a fee or leasehold interest in and to all buildings, structures, facilities, fixtures and other improvements thereon, listed in Section 3.22(a) of the Seller Disclosure Schedule, and is in possession of each parcel of Real Property. The applicable Seller or Sold Subsidiary has, and at the Closing will convey to Purchaser, such rights of ingress and egress with respect to such Real Property, buildings, structures, facilities, fixtures and other improvements as are required to conduct the Acquired Business thereon in a safe, efficient and lawful manner consistent with past practice. The Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property. During the one hundred and eighty (180) day period immediately preceding the date of this Agreement, there has been no material construction occurring at the Real Property. None of the Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law, except as could not reasonably be expected to result in a Business Material Adverse Effect. To the knowledge of Sellers, the Sellers and the Sold Subsidiaries have operated and maintained the Real Property in all material respects in accordance with applicable Laws, and no approvals of any Governmental Authority, Permits or other approvals required for the operation of the Real Property or the Acquired Business operated thereon are being challenged by any Person. There is no violation of any recorded covenant, condition, restriction, easement or agreement relating to the Real Property, except as could not reasonably be expected to result in a Business Material Adverse Effect. The applicable Seller or Sold Subsidiary is not aware of, nor has been advised of any changes in zoning or other governmental regulations affecting the Real Property and/or any building, structure, facility, fixture or other improvement located thereon, listed in Section 3.22(a) of the Seller Disclosure Schedule.

(b)  The applicable Seller or Sold Subsidiary has a valid and subsisting leasehold estate in each Leased Real Property pursuant to a written lease, and the right to quiet enjoyment of each Leased Real Property for the full term of each such lease (each such lease is a “Real Property Lease” and, collectively, the “Real Property Leases”). Each Real Property Lease is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the applicable Seller or Sold Subsidiary and, to the knowledge of Sellers, each other party thereto, in accordance with its terms, in each case, except as could not reasonably be expected to result in a Business Material Adverse Effect. Neither Sellers nor any Affiliate of Sellers nor, to the knowledge of Sellers, any other party to any Real Property Lease is in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or the giving of notice (or both), would constitute a default under, or permit the termination of, any such Real Property Lease, except, in each case, as could not reasonably be expected to result in a Business Material Adverse Effect. Other than the Real Property Leases, there are no leases, subleases, licenses, concessions, profits, or other agreements, written or oral, granting to any party or parties the right of use or occupancy to any such portion of the Real Property. To the knowledge of Sellers and Sold Subsidiaries, the owner of the Real Property subject to a ground lease has good and marketable title to such Real Property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto. No Seller or Seller Subsidiary owes any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(c)  Sellers have made available to Purchaser prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports (including, but not limited to, all recorded documents referenced in such title reports or otherwise known to the applicable Seller or Sold Subsidiary), surveys and similar documents, and all amendments thereof, with respect to the Owned Real Property and (ii) all Real Property Leases (including any amendments or renewal notices or agreements).

(d)  No tenant or other party in possession of all or any portion of any of the Real Property has any right to purchase, or holds any right of first refusal to purchase all or any portion of the Real Property occupied by it.

(e)  The plants, buildings, structures and equipment on the Owned Real Property and, to the knowledge of Sellers, the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of Sellers, there are no condemnation or appropriation proceedings pending or threatened against any of such Owned Real Property or Leased Real Property, as applicable, or any plants, buildings or other structures thereon.

(f)  The Real Property includes all real property as is used or held for use in connection with the conduct of the Acquired Business as currently conducted.

(g)  The improvements located on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of Sellers, there are no condemnation, expropriation or appropriation proceedings pending or threatened against any of such Real Property or the improvements thereon.

Section 3.23.  Environmental Matters.

(a)  (i) Sellers, the Sold Subsidiaries, the Acquired Assets and the Acquired Business have obtained and are in compliance in all material respects with all material Permits required under all applicable Environmental Laws; (ii) Sellers, the Sold Subsidiaries, the Acquired Assets and the Acquired Business comply, and, to the knowledge of Sellers, at all times have complied, in all material respects with all applicable Environmental Laws; (iii) no Hazardous Substances have been Released from, onto or under any of the Owned Real Property or, to the knowledge of Sellers, the Leased Real Property, nor have Sellers Released any Hazardous Substances at any other property operated or otherwise used by any Seller or Sold Subsidiary or the Acquired Business (including soils, groundwater, surface water, buildings or other structures) or any other location other than a site lawfully permitted to receive such Hazardous Substances; (iv) to the knowledge of Sellers, the Sellers have not Released any Hazardous Substances from, onto or under any of the properties formerly owned, leased, operated or otherwise used by any Seller, any Sold Subsidiary or the Acquired Business; (v) none of the Owned Real Property or, to the knowledge of Sellers, the Leased Real Property contains an active or inactive incinerator, lagoon, landfill, septic system, wastewater treatment system, underground storage tank, friable asbestos or friable asbestos-containing material, or polychlorinated biphenyls that is not in compliance with Environmental Laws; (vi) there are no Environmental Claims pending or threatened in writing against Sellers, the Sold Subsidiaries or the Acquired Business alleging the violation of Environmental Laws or Environmental Liabilities; (vii) none of Sellers, the Sold Subsidiaries, the Acquired Assets or the Acquired Business is subject to any order, decree, injunction or other directive of any Governmental Authority nor have Sellers received an Environmental Claim that is subject to any agreement with a third party other than a Governmental Authority that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Liabilities; and (viii) to the knowledge of Sellers, no Environmental Law restricts the ownership, occupancy, use, or transferability of the Real Property.

(b)  Seller has made available to Purchaser correct and complete copies of all material environmental investigations, studies, audits, assessments, tests, reports, reviews or other analyses of which it is aware that were conducted by or on behalf of the Acquired Business, any Seller or any Affiliate of any Seller in relation to any premises presently or formerly owned, used, leased or occupied by the Acquired Business or by any Seller or any Affiliate of any Seller in connection with the operation or conduct of the Acquired Business.

Section 3.24.  Casualties. Since the date of the Balance Sheets, neither the Acquired Business nor any Acquired Asset has been affected in any material respect by or as a result of any flood, fire, explosion or other casualty (whether or not covered by insurance).

Section 3.25.  Product Liability and Product Recalls.

(a)  There are not presently pending, or, to the knowledge of Sellers, threatened, and, to the knowledge of Sellers, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, representation or condition, relating to any product designed, manufactured, distributed or sold by or on behalf of Valley, any Sold Subsidiary or of the Acquired Business.

(b)  There are no internal studies, test reports or information regarding unusually high incidence of defects in the field that could suggest there is a reasonable basis for the assertion of any Liability for or otherwise involving any mandatory or voluntary recall of any product designed, manufactured, distributed or sold by or on behalf of Valley, any Sold Subsidiary or the Acquired Business. No Governmental Authority has requested (or indicated any intention or expectation of requesting) in writing or, to the knowledge of Sellers, otherwise that any such product be withdrawn from the market or modified, or that any incremental testing be conducted with respect to any such product.

Section 3.26.  Product Warranties and Returns.

(a)  To the knowledge of Sellers, each product designed, manufactured, sold or distributed by or on behalf of Valley, any Sold Subsidiary or the Acquired Business since April 15, 2003 conformed in all material respects to the requirements of all applicable agreements and of all express or implied warranties. To the knowledge of Sellers, all such products were free when first sold from defects in workmanship and material.

(b)  With respect to the Acquired Business, there are no pending or, to the knowledge of Sellers, threatened claims for (i) product returns, (ii) warranty obligations or (iii) product services other than in the ordinary course of business consistent with past experience. Except for the standard warranties listed in Section 3.26 of the Seller Disclosure Schedule (which have remained unchanged), since April 15, 2003 neither Valley nor any Sold Subsidiary has made any express warranty with respect to products designed, manufactured, sold or distributed by or on behalf of any of them or the Acquired Business and, to the knowledge of Sellers, no other warranties have been made by any Person acting or purporting to act on behalf of any of them.

(c)  Since April 15, 2003, none of Valley, any Sold Subsidiary or the Acquired Business has sold or distributed products on terms (including terms implied by custom or course of dealing) that permit the customer to return the product for any reason (including obsolescence) other than a defect and none of them has any Liability for product returns.

Section 3.27.  Bank and Brokerage Accounts; Investment Assets. Section 3.27 of the Seller Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Seller or Sold Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship with respect to the Acquired Business, (b) a true and complete list and description of each such account, safe deposit box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Acquired Business having signatory power with respect thereto and (c) a list of each investment asset.

Section 3.28.  Significant Customers and Suppliers. Section 3.28 of the Seller Disclosure Schedule lists the ten most significant customers of the Acquired Business, on the basis of revenues for goods sold or services provided for the most recent fiscal year. No Seller or Sold Subsidiary has received any notice that any customer listed in Section 3.28 of the Seller Disclosure Schedule has ceased, or will cease, to use the products, equipment, goods or services of the Acquired Business, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time. Section 3.28 of the Seller Disclosure Schedule lists the ten most significant vendors or suppliers of raw materials, supplies, merchandise and other goods of the Acquired Business, on the basis of cost of goods or services purchased for the most recent fiscal year. No Seller or Sold Subsidiary has received any notice that any such vendor or supplier will not sell raw materials, supplies, merchandise or other goods to the Acquired Business at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Acquired Business, subject only to general and customary price increases.

Section 3.29.  Propriety of Past Payments. In connection with the Acquired Business, to the knowledge of Sellers, no Seller or Sold Subsidiary, or director, officer, employee or agent of any Seller or Sold Subsidiary, or other Person associated with or acting for or on behalf of any Seller or Sold Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any Seller or Sold Subsidiary in securing business, (ii) to pay for favorable treatment for business secured for any Seller or Sold Subsidiary, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any Seller or Sold Subsidiary or (iv) otherwise for the benefit of any Seller or Sold Subsidiary in violation of any multinational or other administrative order, constitution, Law, principle of common law or treaty. To the knowledge of Sellers, since April 15, 2003, no Seller or Sold Subsidiary nor any current director, officer, agent, employee or other Person acting on behalf of any Seller or Sold Subsidiary, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

Section 3.30.  Canadian Assets. To the knowledge of Sellers, neither the aggregate value of the assets of SR Canada located in Canada nor the gross revenues from sales in or from Canada generated from those assets exceeds Cdn. $50 million, determined in accordance with Section 110 of the Competition Act (Canada) and the regulations thereunder.

Section 3.31.  Brokers. No agent, broker, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Purchaser or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of any Seller or Seller Subsidiary.

Section 3.32.  Disclaimers of Sellers. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER AGREEMENT OR INSTRUMENT ENTERED INTO IN CONNECTION HEREWITH, (A) SELLERS EXCLUDE AND DISCLAIM ALL WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE ACQUIRED BUSINESS OR THE ASSETS AND (B) SELLERS MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE MEMORANDA, PRESENTATIONS, REPORTS, OPINIONS OR ANY FINANCIAL FORECASTS OR PROJECTIONS OR OTHER INFORMATION FURNISHED BY SELLERS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES BEFORE THE DATE OF THIS AGREEMENT.

Section 3.33.  Cross-Guarantees. Except as set forth on Schedule 3.33, the Valley Assets and the Sold Subsidiaries and their assets have been released from the guarantees listed on Schedule 3.33.

Section 3.34.  Transaction Bonuses. There are no bonuses or other compensation currently owed, or that will be owed, by reason of the consummation of the transactions contemplated by this Agreement, to any Transferred Employees.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

Section 4.1.  Organization and Qualification. Purchaser is a corporation duly organized and validly existing under the Laws of the Kingdom of Sweden and has all requisite corporate power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.

Section 4.2.  Authority; Non-Contravention; Approvals.

(a)  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents and the performance by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents have been approved by the Board of Directors of Purchaser and no other corporate proceeding on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement or the Transaction Documents and the performance by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents. This Agreement has been, and upon their execution the Transaction Documents will be, duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Sellers, constitutes and upon their execution the Transaction Documents will constitute, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

(b)  The execution and delivery by Purchaser of this Agreement and the Transaction Documents and the performance of the transactions contemplated by this Agreement and the Transaction Documents do not and will not (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Purchaser; (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any contract or other instrument of any kind to which Purchaser or any of its subsidiaries is now a party or by which Purchaser or any of its subsidiaries or any of their respective properties or assets may be bound or affected; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser or any of its Subsidiaries other than in the case of clauses (ii) and (iii) above as would not reasonably be expected to result in a Purchaser Material Adverse Effect.

(c)  No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by Purchaser or the performance by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, could not reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 4.3.  Financing. Purchaser has arranged for financing commitments pursuant to which, subject to the conditions specified in those commitments, Purchaser will have funds sufficient to pay the Purchase Price at the Closing. For the avoidance of doubt, the failure to obtain funds under such financing commitments shall not permit Purchaser to avoid its obligations under this Agreement.

Section 4.4.  Brokers. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Sellers could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or any of its Subsidiaries, other than Jefferies & Company, Inc., whose fees and expenses (other than any fees and expenses required to be paid under Section 5.4(b)) will be paid by Purchaser.

Section 4.5.  Litigation. There are no claims, suits, proceedings, grievances, actions, investigations or charges pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its Affiliates that, if adversely determined, reasonably could be expected to result in a Purchaser Material Adverse Effect.

Section 4.6.  Investment. Purchaser acknowledges that the Brink Netherlands Shares and the AAS Shares are not registered under the securities laws of any jurisdiction and that it is acquiring such shares for its own account, and not with a view to the distribution thereof. Purchaser is a sophisticated investor with knowledge and experience in financial matters and has received information from Sellers concerning the Acquired Business and has had the opportunity to obtain additional information in order to evaluate the purchase contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1.  Conduct of the Acquired Business. During the period from the date of this Agreement to the Closing, except as otherwise expressly provided in this Agreement, Sellers shall cause the Acquired Business to be operated only in the ordinary course. Sellers shall use commercially reasonable efforts to preserve intact the present organization of the Acquired Business, keep available the services of the present officers and employees of the Acquired Business and preserve relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having material business dealings with the Acquired Business. Without limiting the generality of the foregoing and except as set forth in Section 5.1 of the Seller Disclosure Schedule hereto, without the prior written consent of the Purchaser, (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Closing, Sellers and their Affiliates shall not, to the extent related to the Acquired Business, and shall not cause or permit Valley or any Sold Subsidiary to:

(a)  sell, lease, encumber, transfer or dispose of any assets or rights or acquire (including by lease) any material assets or rights that, in either case, would be owned by a Sold Subsidiary or included in the Acquired Assets, except in the ordinary course of business;

(b)  except as expressly required under this Agreement, take any action to cause Valley or any Sold Subsidiary to declare or pay a dividend or other distribution or otherwise to transfer any asset to, or engage in any other transaction or agreement with, any Seller or any Affiliate of a Seller that is not a Sold Subsidiary;

(c)  take any action to amend the organizational documents or capitalization of any Sold Subsidiary, or otherwise cause or permit any action or inaction that could cause the representations with respect to the Sold Subsidiaries contained in Section 3.1 to be incorrect as of the Closing, except for amending the certificate of formation of AAS and the related organizational documents, including any foreign qualifications, as necessary, to change the name of AAS to the name provided by Purchaser;

(d)  engage in any activity of the type sometimes referred to as “trade loading” or “channel stuffing” or in any other activity that reasonably could be expected to result in a material reduction, temporary or otherwise, in the demand for the products offered by the Acquired Business following the Closing, including sales of a product (i) with payment terms longer than terms customarily offered by the Acquired Business for such product, (ii) at a greater discount from listed prices than customarily offered for that type of product, other than pursuant to a promotion of a nature previously used by the Acquired Business in the ordinary course for such product, (iii) at a price that does not give effect to any previously announced general increase in the list price for that type of product, (iv) with shipment terms more favorable to the customer than shipment terms customarily offered to that category of customer by the Acquired Business for that type of product, (v) in a quantity greater than the reasonable retail or wholesale (as the case may be) resale requirement of the particular customer or (vi) in conjunction with other material benefits to the customer not previously offered in the ordinary course of business to such customer;

(e)  waive any rights in respect of any account receivable or fail to timely pay any account payable, in each case, other than in the ordinary course of business;

(f)  enter into any material commitment or transaction except in the ordinary course of business or as contemplated by this Agreement;

(g)  incur, create or assume any Indebtedness or take or omit to take any action that results in an Encumbrance, other than a Permitted Encumbrance, being imposed on any asset of Valley or any Sold Subsidiary or any other asset that may be an Acquired Asset, except for any Encumbrance that will be discharged at or prior to Closing;

(h)  change (or permit to be changed) any accounting procedure or practice relating to the Acquired Business or any of the Acquired Assets, except as required by applicable Law or as a result of a change in GAAP;

(i)  enter into, adopt, amend or terminate any Plan, increase in any manner the compensation or benefits of any officer, employee or consultant or pay or otherwise grant any benefit not required by any Plan, or enter into any contract to do any of the foregoing, except to the extent required to do so by applicable Law or Plan or an existing contract to which any Seller or Sold Subsidiary is a party;

(j)  enter into or offer to enter into or amend, terminate or waive any material right under any employment or consulting arrangement with any Person or any group of Persons;

(k)  make or commit to any capital expenditures outside the ordinary course of business, except as set forth in Section 3.3(c) of the Seller Disclosure Schedule;

(l)  enter into, amend or terminate any contract of a type that, if in effect at the date of this Agreement, would constitute a Material Contract, or, except in the ordinary course of business, enter into, amend or terminate any other contract or amend or terminate any existing lease or document relating to any Encumbrance;

(m)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Acquired Business that would have constituted an Assumed Liability, except in the ordinary course of business;

(n)  assert, prosecute, waive, settle or compromise any claim, action, suit or proceeding, except in the ordinary course of business or with respect to any claim that is an Excluded Liability;

(o)  terminate or allow to lapse any insurance policy set forth in Section 3.16 of the Seller Disclosure Schedule;

(p)  enter into any transaction or any contract with any Affiliate, except in the ordinary course of business; or

(q)  take, or agree or otherwise commit to take, any of the foregoing actions.

Section 5.2.  Access to Information.

(a)  Prior to Closing, Sellers shall (i) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives (together, its “Representatives”) with reasonable access, upon reasonable prior notice and so as not to unreasonably interfere with the operation of the Acquired Business, to all personnel, officers, employees, agents, accountants, properties and facilities, of Sellers, the Sold Subsidiaries, the Acquired Business, the Acquired Assets and the books and records relating to the Acquired Business and the Acquired Assets and (ii) furnish Purchaser and its Representatives with all such information and data (including copies of contracts, Plans and other books and records) concerning the Acquired Business and operations of the Acquired Business and the Acquired Assets as Purchaser or any of such Representatives reasonably may request; provided, however, that nothing herein shall constitute consent to any Phase I or other environmental site assessment. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated as of June 2, 2005, between Purchaser and AAS. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, this Agreement will govern.

(b)  The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing, except that the Confidentiality Agreement shall not apply to any documents prepared in connection with or proceeding before or filed with, or other disclosure made to, a court, arbitration tribunal or mediation service to enforce Purchaser’s rights arising in connection with the termination of this Agreement. The information contained herein, in the Seller Disclosure Schedule or delivered to Purchaser or its authorized Representatives pursuant hereto shall be subject to the Confidentiality Agreement as Information (as defined and subject to the exceptions contained therein) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. All obligations of the Purchaser under the Confidentiality Agreement shall terminate simultaneously with the Closing as to the Acquired Business. Except as otherwise provided herein, Sellers shall, and shall cause their respective Affiliates and their consultants, advisors and representatives to, treat after the date hereof as strictly confidential on the same basis as Purchaser is subject under the Confidentiality Agreement, the terms of this Agreement and all nonpublic, confidential or proprietary information concerning the Acquired Business. No Seller or Affiliate of a Seller has waived, nor will it waive, any material provision of any confidentiality or similar agreement that relates to any of the Acquired Business, the Acquired Assets or the Assumed Liabilities.

Section 5.3.  Reasonable Efforts.

(a)  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including as promptly as practicable, making any filing or giving any notice required under any antitrust or competition Law applicable to the transactions contemplated by this Agreement; provided, that the parties acknowledge that, with respect to European Union and European Economic Area member states, the Purchaser has submitted Form RS under Article 4(5) of the EC Merger Regulation to the European Commission in order to request a referral from the European Union and European Economic Area member states to the European Commission. Sellers and Purchaser each shall comply as promptly as practicable with any other Laws that are applicable to any of the transactions contemplated by this Agreement and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary. Sellers and Purchaser each shall, unless precluded by Law, furnish to the others such necessary information and reasonable assistance as the others may request in connection with their preparation of any filing, registration or declaration which is necessary under any antitrust, competition or other Laws. Purchaser and Sellers shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing). The parties shall use their respective commercially reasonable efforts and take all necessary action to obtain any clearance under any antitrust, competition or other Laws or any other consent, approval, order or authorization of any Governmental Authority under antitrust or competition Laws, necessary in connection with the transactions contemplated by this Agreement or to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. Nothing in this Agreement shall require Purchaser or its Affiliates to divest or hold separate or agree to any limitations on or other requirements in respect of the operation of any business, division or operating unit of Purchaser or any of its Affiliates, including the Acquired Business and the Acquired Assets, from and after the Closing. The costs of all filing fees payable in respect of antitrust or competition Law notifications or applications shall be borne equally by Sellers (on the one hand) and Purchaser (on the other hand), and each promptly shall reimburse the other for said party’s share of those costs.

(b)  Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable, vacated or reversed.

(c)  Purchaser and Sellers each shall use their commercially reasonable efforts to obtain as promptly as practicable all Acquired Permits required by Law for Purchaser to conduct the Acquired Business following the Closing and to own the Acquired Assets. Notwithstanding the foregoing, neither Purchaser nor any Seller shall be required to expend any material sum or agree to a material concession to any Governmental Authority to obtain any such Acquired Permits.

(d)  Sellers and Purchaser will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required by third Persons to transfer the Acquired Assets to Purchaser in a manner that will avoid any applicable default, conflict, or termination of rights under or in respect of the Acquired Assets. Nothing in this Section shall (i) require Sellers or Purchaser to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such consent, approval or waiver or (ii) alter, diminish or otherwise affect Purchaser’s rights under Article VI.

Section 5.4.  Restructuring; Debt Tenders.

(a)  Sellers shall cause the Restructuring to be duly completed before the Closing in accordance with the provisions set forth in Exhibit 5.4.

(b)  Sellers shall cause AAHC to commence, and thereafter to use commercially reasonable efforts to complete, (i) a combined tender offer and consent solicitation in respect of the HoldCo Notes (the “HoldCo Tender”) and (ii) a combined tender offer and consent solicitation in respect of the OpCo Notes (the “OpCo Tender”). In the HoldCo Tender and the OpCo Tender, the respective offerors will offer to purchase all of the outstanding Notes to which the tender offer relates on terms that require tendering noteholders to furnish written consents to amendments to the HoldCo Indenture (for notes tendered pursuant to the HoldCo Tender) (the “HoldCo Indenture Amendments”) and the OpCo Indenture (for notes tendered pursuant to the OpCo Tender) (the “OpCo Indenture Amendments”). The terms of the HoldCo Indenture Amendments and the OpCo Indenture Amendments shall be substantially as set forth on Schedule 5.4 to this Agreement with such changes as may reasonably be requested by the trustee under the HoldCo Indenture and the trustee under the OpCo Indenture and reasonably acceptable to Purchaser and Sellers. The other terms of the HoldCo Tender and the OpCo Tender shall be reasonably acceptable to Purchaser and shall include any terms reasonably requested by Purchaser; provided, that under no circumstances shall the price offered in the HoldCo Tender or the OpCo Tender exceed 101% of accreted value of the notes (in the case of the HoldCo Tender) or 101% of principal amount of the notes (in the case of the OpCo Tender). The HoldCo Tender and the OpCo Tender shall be commenced promptly (and in any event within five Business Days) after Purchaser notifies Sellers that Purchaser expects that the condition described in Section 6.1(a) of this Agreement (regarding governmental clearances) will be obtained within the following 35 days. The conditions to the obligations of the offerors to accept and pay for notes tendered in response to the HoldCo Tender and the OpCo Tender will include (i) a condition that sufficient consents shall have been received and not rescinded for the HoldCo Indenture Amendments and the OpCo Indenture Amendments to become effective when the tendered notes are accepted for payment and (ii) a condition that upon acceptance of the tendered notes for payment, all of the conditions to Purchaser’s obligations under this Agreement (other than the conditions that by their terms cannot be satisfied until the Closing) shall have been satisfied or waived. The parties shall cooperate with each other in respect of the HoldCo Tender and the OpCo Tender, and in taking all actions reasonably required to cause the HoldCo Indenture Amendments and the OpCo Indenture Amendments to become effective, including providing any historical and pro forma financial information relating to the Acquired Business that the Sellers or Purchaser shall reasonably deem necessary or advisable for inclusion in the HoldCo Tender and the OpCo Tender documents and by obtaining confirmation from the HoldCo Indenture Trustee and the OpCo Indenture Trustee that the Trustee will execute and deliver counterparts of the Indenture supplements and other instruments giving effect to the HoldCo Indenture Amendments and the OpCo Indenture Amendments when the requisite amount of noteholder consents is obtained pursuant to the terms of the HoldCo Tender or the OpCo Tender, as applicable, and by causing the delivery to the Trustee of such certificates, legal opinions and other materials as the Trustee may require in accordance with the terms of the applicable Indentures. Sellers (on the one hand) and Purchaser (on the other) each shall bear 50% of the costs and expenses (other than the fees and other charges of their respective legal counsel and the amounts paid for the tendered HoldCo Notes and OpCo Notes) incurred in connection with the HoldCo Tender and the OpCo Tender, and each promptly shall reimburse the other for such party’s share of those costs and expenses.

Section 5.5.  Notification.

(a)  From time to time prior to the Closing, Sellers shall notify Purchaser in writing, promptly after learning thereof, with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or that is necessary to complete or correct any information in such schedule or in any representation and warranty of Sellers that has been rendered inaccurate thereby. Sellers promptly shall inform Purchaser of any claim by a third party that a contract has been breached, is in default, or may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement.

(b)  Each party shall give notice to the other parties promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of such party, any of its Affiliates or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c)  No notice given pursuant to this Section 5.5 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit any party’s right to indemnity under Article VIII.

Section 5.6.  Use of Names. The Purchaser and CHAAS shall enter into the Trademark License Agreement on the Closing Date. Pursuant to the Trademark License Agreement, the Purchaser shall grant to CHAAS and its Affiliates a license, which shall be exclusive in the field of use described below and royalty-free, non-assignable and non-sublicenseable to third parties, for the use of the name “SportRack” (a) for a period of 180 days after the Closing Date solely in the automotive original equipment manufacturer market worldwide (i.e., the market for equipment installed by manufacturers or their dealers on new automotive vehicles before sale to end users) and (b) for a period of 120 days after the Closing Date solely in the original equipment suppliers market worldwide (i.e., the market for equipment installed by authorized third-party representatives on automotive vehicles after those vehicles are first sold to end users) and solely for invoicing purposes in respect of Chrysler-MOPAR and GM-Saturn. Other than as provided for in the Trademark License Agreement with respect to the name “SportRack”, Sellers agree, for themselves and their Affiliates and their respective successors and assigns, that from and after the Closing none of them will use the names “Brink”, “SportRack” or “Valley” or any abbreviation of or derivation from those names or any name confusingly similar to those names in any form whatsoever, including in respect of advertising and promotional materials. Simultaneously with the Closing, Sellers shall cause Valley to amend its certificate of formation or similar governing document to change its name to a name that does not contain the word “Valley” or any substantially similar word.

Section 5.7.  Transfer Taxes. All transfer, registration, stamp, documentary, value added, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Sellers (on the one hand) and Purchaser (on the other hand), and each promptly shall reimburse the other for said party’s share of those Taxes. Sellers and Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 5.8.  Non-Competition.

(a)  From the Closing and for two years thereafter, Sellers will not, and will cause their Affiliates not to, directly or indirectly anywhere in the United States and in any other jurisdiction in which the Acquired Business operates, (i) engage in, own any interest in, invest in, lend funds to, or provide any management, consulting, financial, administrative or other services to any business that sells or markets automotive towing systems and/or roof-mounted or hitch-mounted load-carrying systems in the automotive aftermarket, except for roof rails and cross-rails in the original equipment suppliers market (the “Restricted Market”), directly or indirectly in any manner, (ii) solicit, sell or attempt to sell automotive towing systems and/or roof-mounted or hitch-mounted load-carrying systems in the automotive aftermarket to any Person that is a customer of the Acquired Business (or any successor), (iii) disclose any confidential or non-public information regarding the Acquired Business or the Acquired Assets to any third party or (iv) directly or indirectly solicit or encourage to leave employ or contract or offer to employ or contract with any Person who is (or was during the previous 12 months) an employee or independent contractor of the Acquired Business (or any successor) who is (A) at management-level or above, (B) employed in a sales or account management capacity or (C) engaged in research and development activities, and, in the case of (B) and (C), earns more than $40,000 per year, or who is (or was during the previous 12 months) hired by Purchaser in connection with the transactions contemplated hereby; provided, that notwithstanding the foregoing Sellers and their Affiliates may (x) continue to own the Retained Businesses, and to operate those businesses substantially as now conducted, (y) own, directly or indirectly, solely as an investment, securities of any Person that are traded on any national securities exchange or Nasdaq if Sellers and their Affiliates collectively (1) are not a controlling Person of, or a member of a group that controls such Person and (2) do not, directly or indirectly, own two percent or more of any class of securities of such Person and (z) acquire and hold interests in or securities of any Person that derived 15% or less of its total annual revenues in its most recent fiscal year from the sale of automotive towing systems and/or roof-mounted or hitch-mounted load-carrying systems in the automotive aftermarket; provided, further, that the provisions of this Section 5.8 shall not apply to any Person that acquires the Retained Business if such Person operates or conducts business in the Restricted Market prior to such person’s acquisition of the Retained Business and derived more than $10 million of revenues from such business in its fiscal year most recently ended prior to the acquisition of the Retained Business. Notwithstanding the foregoing, the provisions of this Section 5.8 shall not apply to any company or business acquired by Castle Harlan, Inc. or any of the funds or accounts managed by it that conducts business or operates in the Restricted Market, so long as such company or business is not functionally combined with the Retained Business or any material portion thereof.

(b)  The parties hereto recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction. Furthermore, if in any jurisdiction in which any provision of this Section otherwise would be unenforceable, the provision would be enforceable if reduced in extent, then for conduct in that particular jurisdiction only, the relevant provision shall be deemed reduced in scope to the extent required to render it enforceable.

The parties to this Agreement acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate, and Sellers hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

Section 5.9.  Assignment of Contracts and Rights; Shared Contracts and Shared Intellectual Property.

(a)  Notwithstanding any provision herein to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third Person, would constitute a breach or other contravention of such Acquired Asset or in any way adversely affect the rights of Purchaser or Sellers thereunder. Sellers and Purchaser will use their commercially reasonable efforts (but without any payment of money by any of them) to obtain the consent of such Persons in respect of any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereto to Purchaser as Purchaser may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Sellers or their Affiliates hereunder so that Purchaser would not in fact receive all such rights, Sellers will cooperate in a mutually agreeable arrangement pursuant to which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing or sub-leasing to Purchaser, or under which Sellers or their Affiliates would enforce for the benefit of Purchaser, with Purchaser assuming Sellers’ or their Affiliates’ obligations, any and all rights of Sellers or their Affiliates against a third party thereto. Sellers will promptly pay to Purchaser when received all monies received by Sellers or their Affiliates under any Acquired Asset or any claim or right or any benefit arising thereunder, and Sellers and Purchaser shall continue to cooperate and use all commercially reasonable efforts to obtain such consent and to provide Purchaser with all such rights. Nothing in this Section shall affect Purchaser’s other rights under this Agreement and shall not affect the conditions to Purchaser’s obligation to close. The provisions of this Section shall not limit, modify or otherwise affect any representation or warranty of Sellers under this Agreement.

(b)  At and following the Closing, the parties will treat the Shared Contracts and the Shared Intellectual Property as provided in Schedule 5.9.

Section 5.10.  Insurance Coverage.

(a)  If (a) an event or circumstance occurs prior to the Closing with respect to Valley or the Valley Assets that causes Purchaser to incur any Losses after the Closing because such Losses are Assumed Liabilities under Section 2.3(a)(i), (b) such Losses are covered by insurance maintained by any Seller or any Affiliate of Seller or as to which any Seller or any Affiliate of Seller is an additional insured that is effective and (c) Purchaser or any of its Affiliates is unable to assert a claim under such insurance pursuant to applicable Law, Sellers, at the written request of Purchaser and at Purchaser’s cost, shall use their commercially reasonable efforts to prosecute diligently any insurance claims that may be asserted in respect thereof; provided, that such claims shall be made subject to the terms and conditions of such insurance covering such claims, including all deductibles. Following the Closing, if any Seller or Affiliate of Seller recovers insurance proceeds in respect of any amounts in respect of such Losses, such Seller or Affiliate of Seller shall promptly remit such proceeds, net of any deductibles or unreimbursed costs incurred pursuant to this Section, to Purchaser.

(b)  All occurrences through and including the Closing Date giving rise to workers’ compensation claims by any Person employed by Valley shall continue to be the responsibility of Sellers and their Affiliates from and after the Closing and Sellers and their Affiliates shall pay all Liabilities arising from or relating to each such claim when the amount of such claim has been finally determined and is due and payable.

Section 5.11.  Employee Matters.

(a)  Sellers shall make available to Purchaser all employees (other than those set forth in Section 5.11(a)(i) of the Sellers Disclosure Schedule) of Valley for the purposes of interviewing. Purchaser shall make an offer of employment to each individual who is an employee of Valley (other than those employees (the “Non-Transferred Employees”) as set forth in Section 5.11(a)(ii) of the Seller Disclosure Schedule) on the date of this Agreement and remains an employee through the time of the Closing and any employee on vacation, short-term leave of absence or short-term disability with a definite date of return (“Business Employees”), on compensation terms not materially less favorable in the aggregate than those currently in effect. The employees of the Sold Subsidiaries at the time of the Closing and any Business Employees who accept and commence employment with Purchaser as of the Closing are collectively referred to as the “Transferred Employees.” Sellers will not take, and will cause each of their respective Affiliates not to take, any action that would impede, hinder, interfere or otherwise compete with Purchaser’s effort to hire and/or subsequently employ any Business Employees. Purchaser shall not assume any responsibility for any Transferred Employee that is not an employee of a Sold Subsidiary until such employee commences employment with Purchaser.

(b)  Purchaser or its designated Affiliate shall acquire or assume and Sellers shall assign sponsorship of the Seller Plans set forth on Schedule 5.11(b) as of the Closing (none of which are defined benefit plans subject to ERISA or otherwise subject to U.S. law). The Seller Plans assumed by or acquired by Purchaser under the foregoing provisions of this Section 5.11(b) (including any Seller Plan sponsored solely by a Sold Subsidiary) shall be referred to herein as the “Assumed Plans”. Sellers represent, warrant and covenant that there are no impediments to the assumption of the Assumed Plans (including any issues with the Plan’s conformity to applicable rules and regulations and related compliance matters, transfer of any related insurance, administrative or other contracts and any related fund transfers) by Purchaser or its designated Affiliate. Purchaser shall assume all Liabilities relating to the Assumed Plans. Sellers shall transfer all assets associated with any Assumed Plan to Purchaser or an Affiliate of Purchaser designated by Purchaser. Sellers shall cooperate in the execution of any documents, adoption of any corporate resolutions and the taking of any and all other actions as may be reasonably necessary or appropriate to effectuate the sponsorship and acquisition or assumption provided for by this Section 5.11(b). After the date hereof, Sellers shall provide any information and assistance reasonably requested by Purchaser in connection with Purchaser’s efforts to maintain the Assumed Plans (or their successors) in accordance with all applicable requirements, and in connection with the fulfillment by Purchaser of any reporting, disclosure or filing requirements arising after the date hereof with respect to the Assumed Plans. Purchaser shall not have any liabilities or responsibilities in respect of any Plan that is not an Assumed Plan.

(c)  The parties agree to furnish each other, to the extent permitted by Law, with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Agreement and to cooperate with each other in addressing inquiries from employees.

(d)  The parties shall cooperate in good faith to determine whether any notification may be required under the Workers Adjustment and Retraining Notification Act or any other Laws as a result of the transactions contemplated by this Agreement and to comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or any such Law) or similar event affecting Transferred Employees and occurring on or after the Closing.

(e)  (i)Effective as of the Closing, Sellers shall cause the Sold Subsidiaries to cease to be participating employers in the employee benefit plans of the Sellers and, as of the Closing Date, all Transferred Employees shall cease to accrue benefits under and otherwise to participate as active participants in the employee benefit plans of the Sellers. Purchaser agrees that for a period of one year from the Closing Date, it shall, or shall cause one or more of its Affiliates and/or the Sold Subsidiaries to, maintain employee benefit and compensation plans, programs and arrangements for the benefit of the Transferred Employees that, when taken in the aggregate, are comparable to those provided to such Transferred Employees immediately before the Closing.

(ii)  For all purposes under the employee benefit plans (other than any Seller Plan) of Purchaser and its Affiliates providing benefits to any Transferred Employees after the Closing (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with Sellers and their subsidiaries (including the Sold Subsidiaries) as of the Closing Date, to the same extent as such Transferred Employee was entitled, before the Closing, to credit for such service under any similar employee benefit plans of the Sellers, except to the extent such credit would result in a duplication of benefits, and except for purposes of benefit accrual under any defined benefit pension plan. In addition, and without limiting the generality of the foregoing: (A) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable employee benefit plan in which such Transferred Employee previously participated (such plans, collectively, the “Old Plans”); and (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Transferred Employee, Purchaser shall, or shall cause one or more of its Affiliates to, cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, to the extent such exclusions and requirements were waived with respect to the Transferred Employee under comparable Old Plans, and Purchaser shall, or shall cause one or more of its Affiliates to, cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Transferred Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(f)  The Sellers shall cause the outstanding stock options of Brink International B.V. to be cashed-out and extinguished prior to the Closing.

Section 5.12.  Bulk Sale Filings. Except as set forth in Section 5.12 of the Seller Disclosure Schedule, Purchaser hereby waives compliance for Sellers and their Affiliates with the provisions of any bulk sales transfer Laws applicable to the transfers described in this Agreement.

Section 5.13.  Further Assurances; Post-Closing Cooperation.

(a)  From time to time after the Closing, without additional consideration, each of the parties hereto will (or, if appropriate, cause their Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement and the Transaction Documents. If any party to this Agreement shall following the Closing have in its possession any asset or right that under this Agreement should have been delivered to the other, such party shall promptly deliver such asset or right to the other.

(b)  Following the Closing, Sellers will afford Purchaser and its Representatives (i) such access as Purchaser may reasonably request to all books, records and other data and information, including any information from employees of Sellers and their Affiliates, relating to the Acquired Business, the Acquired Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities and (ii) the right to make copies and extracts therefrom with respect to such matters. Further, each party agrees for a period extending seven years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten-day period after such offer is made.

Section 5.14.  Transition Services. Sellers or their Affiliates shall provide such transition services as set forth on Schedule 5.14. Such services shall (i) be performed in a prompt and commercially reasonable manner and (ii) be provided at Sellers’ cost of providing such services (without taking into account general overhead or similar charges). The obligations of Sellers under this Section 5.14 shall terminate twenty-four months after the Closing.

Section 5.15.  Real Estate Matters. The Sellers shall reasonably cooperate with the Purchaser, at no expense to Sellers, in connection with the Purchaser’s procurement of (i) title insurance policies dated as of the Closing Date for all Owned Real Property transferred hereunder, naming the Purchaser or its designee as the insured party under such policies and (ii) an updated ALTA survey dated as of the Closing Date for all Owned Real Property transferred hereunder, including the provision of such certificates and affidavits of the Sellers or other documents to the extent reasonably required by the title companies providing title insurance. For the avoidance of doubt, the premiums payable in respect of such title insurance policies shall be borne by the Purchaser.

Section 5.16.  Certificate Regarding 2003 Purchase Agreement. The Sellers shall use commercially reasonable efforts to facilitate the assignment of the rights of the Sellers and their Affiliates under the 2003 Purchase Agreement and to obtain confirmation from the seller under the 2003 Purchase Agreement of the nature and extent of the remaining executory obligations of the Sellers and their Affiliates under the 2003 Purchase Agreement (it being understood that the Purchaser shall not be required to assume any obligations under the 2003 Purchase Agreement that are not reasonably acceptable to it).

Section 5.17.  Escrow Agent Fees and Indemnity Costs.

(a)  Sellers (on the one hand) and Purchaser (on the other) shall each pay 50% of the amounts payable to the Escrow Agent in respect of fees to, or indemnification of, the Escrow Agent pursuant to the Escrow Agreement; provided that Sellers shall be solely responsible for any Taxes imposed in respect of the Escrow Fund (as defined in the Escrow Agreement).

(b)  Sellers shall pay all amounts payable to the Escrow Agent in respect of fees to, or indemnification of, the Escrow Agent pursuant to the Tax Refund Escrow Agreement; provided that Purchaser shall be solely responsible for any Taxes imposed in respect of the Tax Refund Escrow Amount (as defined in the Tax Refund Escrow Agreement).

Section 5.18.  Actions Required for Release of Cross-Guarantees. Sellers shall take all such actions necessary to cause the release of any guarantee listed on Schedule 3.33.

ARTICLE VI

CONDITIONS

Section 6.1.  Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)  All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

(b)  No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement.

(c)  Consents shall have been received in respect of the HoldCo Notes and the OpCo Notes that have become irrevocable in accordance with their terms in amounts sufficient to cause the HoldCo Indenture Amendments and the OpCo Indenture Amendments to become effective.

Section 6.2.  Conditions to the Purchaser’s Obligations. The obligations of Purchaser to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)  Each of the representations and warranties made by Sellers in this Agreement (without giving effect to any materiality or Business Material Adverse Effect qualifiers) shall be true and correct, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except for any such failure to be true and correct as could not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect or Seller Material Adverse Effect.

(b)  Sellers shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

(c)  The Restructuring shall have been completed in accordance with the provisions set forth in Exhibit 5.4 to this Agreement.

(d)  Since the date of this Agreement, no event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Seller Material Adverse Effect or a Business Material Adverse Effect.

(e)  All consents or approvals listed in Section 6.2(e) of the Seller Disclosure Schedule, and any other consents or approvals the absence of which reasonably could be expected to have a Business Material Adverse Effect following the Closing, shall have been obtained and Purchaser shall have received copies of such consents and approvals in form and substance reasonably satisfactory to Purchaser.

(f)  Sellers shall have delivered to Purchaser a certificate, dated the Closing Date and duly executed by the Chief Executive Officer of AAHC, in form and substance reasonably satisfactory to Purchaser, to the effect of the preceding clauses (a) through (d).

(g)  Each of AAHC and Valley shall have provided to Purchaser a certificate prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2) confirming such Seller’s non-foreign status.

(h)  Sellers shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser demonstrating that the Sold Subsidiaries and their respective assets have been released from all Liabilities and Encumbrances whatsoever in respect of (i) the Amended and Restated Credit Agreement, dated as of May 23, 2003, among Valley, Brink International B.V., SportRack, LLC, the other parties thereto designated as credit parties, General Electric Capital Corporation and the other financial institutions party thereto, and (ii) all intercompany or other obligations to any Seller or any Affiliate of any Seller.

(i)  Sellers shall have fulfilled those obligations set forth in Section 3.2(c) of the Seller Disclosure Schedule to notify and/or consult with their respective employees or employee representatives, unions, works councils or other employee representative bodies and resolved any outstanding issues in connection with such notification and consultation obligations in a manner satisfactory to Purchaser.

Section 6.3.  Conditions to Sellers’ Obligations. The obligations of Sellers to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)  Each of the representations and warranties made by Purchaser in this Agreement (without giving effect to any materiality or Purchaser Material Adverse Effect qualifiers) shall be true and correct, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except for any such failure to be true and correct as could not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

(b)  Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

(c)  Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and duly executed by Purchaser’s Chief Executive Officer, in form and substance reasonably satisfactory to Sellers, to the effect of (a) and (b).

ARTICLE VII

TAX MATTERS

Section 7.1.  Tax Covenants.

(a)  Notwithstanding anything in this Agreement to the contrary, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), no Seller, Sold Subsidiary or Affiliate of Sellers or a Sold Subsidiary shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting (unless required by applicable Law), file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, in each case, relating to or affecting any Sold Subsidiary, the Acquired Business or any of the Acquired Assets if any such action or omission could reasonably be expected to result in a Tax liability of a Purchaser Indemnified Party and such party would not be entitled to indemnification from Sellers pursuant to Sections 8.2 and 8.4 for such Tax liability.

(b)  (i)For purposes of clause (ii)(B) of the definition of “Excluded Tax”, Taxes in respect of assets owned by Valley, if any, attributable to any Straddle Period shall be allocated on a per diem basis to (A) Sellers for the portion of such Straddle Period up to and including the Closing Date, and (B) Purchaser for the portion of such Straddle Period subsequent to the Closing Date.

(ii)  For purposes of clause (iii) of Section 2.4(f), Straddle Period Taxes shall be allocated to (A) Sellers for the portion of such Straddle Period up to and including the Closing Date, and (B) Purchaser for the portion of such Straddle Period subsequent to the Closing Date. For purposes of this clause (ii) of Section 7.1(b), Taxes for the portion of each Straddle Period up to and including the Closing Date and for the portion of such Straddle Period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date as if such Straddle Period consisted of one Taxable period ending on the Closing Date followed by a Taxable period beginning on the day following the Closing Date. For this purpose, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

(c)  Sellers shall (I) prepare or cause to be prepared, and file or cause to be filed all Tax Returns of Sellers and any Sold Subsidiaries, including consolidated, combined or unitary Tax Returns which include Sellers or any Sold Subsidiary, that (i) are due prior to the Closing Date and (ii) with respect to AAS, relate to a Taxable period ending on or before the Closing Date and (II) shall pay any related Tax. Purchaser shall be responsible for filing all Tax Returns required to be filed by or on behalf of any Sold Subsidiary or any Acquired Asset that are not described in the first sentence of this Section 7.1(c); provided, that at least ten (10) Business Days before the Closing Date, Sellers shall provide Purchaser with a schedule showing the due dates of all such Tax Returns due within sixty (60) days following the Closing Date; provided, further, that with respect to each Tax Return for a Pre-Closing Tax Period (including a Stub Tax Period) or a Straddle Period to be prepared by Purchaser pursuant to the foregoing, Purchaser shall provide such Tax Return to Sellers for their review and comment at least 30 days prior to filing such Tax Return together with all supporting work papers and Purchaser's calculation of the Tax refund to be received, or the Tax payable, with respect to such Tax Return and the portion of such Tax refund or Tax payable that is allocable to Sellers (the “Tax Materials”). Sellers shall have a period of 20 days to provide Purchaser with a statement of any disputed items with respect to the Tax Materials. In the event that Sellers and Purchaser are unable to reach agreement with respect to any disputed items within a period of 5 days, all such disputed items shall be finally and conclusively determined by an accounting firm reasonably acceptable to Purchaser and Sellers, the fees and expenses of which shall be borne equally by Purchaser and Sellers (the “Accounting Firm”). In the event that the Accounting Firm fails to resolve any disputed items prior to the applicable filing deadline, Purchaser shall be entitled, as may be necessary to make any required filing on or prior to the applicable filing deadline, to file such Tax Return in such manner as it selects (and shall amend such Tax Returns in the event the disputed item is resolved in a manner inconsistent with the manner in which such Tax Return is filed). In the case of any Tax Return that Purchaser is required to file pursuant to this Section 7.1(c), Sellers shall pay to Purchaser the amount of any Tax payable with respect to such Tax Return that is allocable to Sellers pursuant to Section 7.1(b) herein (or, in respect of any Tax Return for any Pre-Closing Tax Period, all Tax payable with respect to such Tax Return) no later than 2 days prior to the later of (x) the time such Tax Return is due or (y) the time Purchaser actually files the Tax Return; provided, however, that if any dispute between the parties relating to such Tax Returns remains unresolved at the time a Tax Return is filed, Sellers' obligation to pay such Tax shall be based on the amount that is not in dispute and shall pay any remaining amount promptly upon resolution of such dispute; provided, further, that for the avoidance of doubt, the penultimate sentence of Section 8.4 shall not apply in respect of a breach by Sellers of their obligation to make a payment with respect to any Straddle Period Taxes.

(d)  Any and all Tax sharing and Tax allocation agreements (other than customary Tax allocation provisions in leases and other agreements that principally relate to non-Tax matters) binding any Sold Subsidiary shall be terminated no later than the Closing as to such Sold Subsidiary, and such Sold Subsidiary shall have no liability under such agreements following the Closing.

(e)  Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by Sellers or Purchaser, as applicable, in connection with the preparation and filing of any Tax Return and any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the making available of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding (such records and information to be provided promptly upon a party’s request and, in the case of any records or information requested in connection with the preparation of any Tax Return, in no event later than 90 days before the due date of the relevant Tax Return) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Sold Subsidiaries, the Acquired Business and the Acquired Assets relating to any Tax period ending on or before the Closing Date or to any Straddle Period for at least six years following the Closing Date, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give Sellers or Purchaser, as applicable, reasonable written notice prior to destroying or discarding any such books and records and, if Sellers or Purchaser so request, then Purchaser or Sellers, as applicable, shall allow Sellers or Purchaser to take possession of such books and records.

(f)  To the extent related to the 2006 Tax Refund and not filed before the Closing, Purchaser agrees with respect to the Tax Returns of Brink to be filed relating to the 2004 and 2005 Taxable periods (to the extent that Purchaser is required to file such Tax Returns pursuant to Section 7.1(c)) that Purchaser will claim a refund of Taxes in respect of the 2006 Tax Refund on each Tax Return to the extent (i) reasonably requested by Sellers and (ii) permitted by applicable Law.

Section 7.2.  Tax Audits.

(a)  In the event a Tax authority notifies Purchaser or any of its Affiliates (including, effective upon the Closing, the Sold Subsidiaries) in writing of a Tax audit or other administrative or judicial proceeding which could reasonably be expected to affect the liability of a Sold Subsidiary, Purchaser or an Affiliate of Purchaser for Taxes for which such party is entitled to indemnification under Section 8.2 (an “Excluded Tax Proceeding”), Purchaser shall give prompt written notice thereof to Sellers and will give Sellers such information with respect thereto as Sellers may reasonably request. Sellers may, at their own expense, (i) participate in and (ii) upon notice to Purchaser, assume control of the conduct of any such Excluded Tax Proceeding; provided that (x) Sellers shall thereafter keep Purchaser promptly and fully informed as to the progress of such Excluded Tax Proceeding and (y) Sellers shall not, without Purchaser’s prior written consent, agree to any settlement or compromise of or take or omit to take any other action or omission in respect of such proceeding or the Taxes or Tax Returns at issue therein if such settlement or compromise or other action could adversely affect the Tax liability of any Purchaser Indemnified Party with respect to Taxes for which such party would not be entitled to indemnification under Sections 8.2 and 8.4. Unless and until Sellers assume control of an Excluded Tax Proceeding in accordance with the preceding sentence, Purchaser shall control the conduct of such proceeding. Subject to the foregoing provisions of this Section 7.2(a), all of the parties shall cooperate in the conduct of an Excluded Tax Proceeding. Sellers shall not be liable under Section 8.2(f) with respect to any breach by Purchaser of the first sentence of this Section 7.2(a), to the extent Sellers’ liability under Section 8.2(f) is materially adversely affected as a result thereof. In addition, notwithstanding anything to the contrary in this Agreement, this Section 7.2(a) and not Section 8.5 shall govern the conduct of all Excluded Tax Proceedings. In the event a Purchaser Indemnified Party decides to seek indemnification for an Excluded Tax, a Tax described in Section 2.4(f) or a Tax resulting from a breach of a representation or warranty in Section 3.7, it shall notify Sellers in writing of such claim and the amount due. In the event that (x) Purchaser or any of its Affiliates (including, effective upon the Closing, the Sold Subsidiaries) receives a refund of Taxes arising from or related to any Excluded Tax Proceeding, (y) the amount of the 2006 Tax Refund received by Purchaser or any of its Affiliates exceeds the 2006 Tax Refund Amount, or (z) the Tax Escrow Agreement has expired in accordance with its terms, the 2006 Tax Refund Amount deposited pursuant thereto has been returned to Purchaser, and Purchaser or any of its Affiliates receives the 2006 Tax Refund following such expiration, Purchaser shall, within 10 Business Days after receipt thereof, pay any such refund over to Sellers (or any party designated by Sellers), together with interest received from the applicable taxing authority in respect of such refund; provided, however, that any such amount to be repaid to Sellers shall be (i) decreased by any Tax imposed (in the form of an actual increase of its cash Tax expense for the period in which the applicable amount is received by Purchaser or its Affiliate or prior periods) in respect of the receipt or accrual of such refund or interest by Purchaser or its Affiliate, (ii) increased by any Tax benefit realized or reasonably expected to be realized by Purchaser or its Affiliate (in the form of an actual reduction of its cash Tax expense for the period in which the applicable amount is paid by Purchaser pursuant to this Section 7.2 or prior periods) in respect of the payment of any amount pursuant to this Section 7.2, and (iii) in the case of the 2006 Tax Refund, decreased by any reasonable costs or expenses of Purchaser or its Affiliates (including the Sold Subsidiaries) incurred after the Closing Date in connection with the pursuit of such 2006 Tax Refund and not otherwise paid to Purchaser or such Affiliate from the 2006 Tax Refund Amount held in escrow.

(b)  In the event a Tax authority notifies a Seller or any Affiliate of a Seller in writing of an audit or other administrative or judicial proceeding in respect of an Excluded Tax or a Tax described in Section 2.4(f) for which any Purchaser Indemnified Party could be held liable under applicable Law, by contract or otherwise (a “Seller Excluded Tax Proceeding”), Sellers shall give prompt notice thereof to Purchaser and will keep Purchaser promptly and fully informed as to the progress of such Seller Excluded Tax Proceeding, including providing copies of the Tax Returns at issue in such proceeding promptly after the commencement of such proceeding and providing promptly copies of all correspondence between the parties to the proceeding. If at any time following the commencement of a Seller Excluded Tax Proceeding a Seller or a material Affiliate of a Seller (if such Seller Excluded Tax Proceeding relates to such material Affiliate) becomes Bankrupt, then Sellers shall give prompt notice to Purchaser thereof and, if (A) Purchaser reasonably determines that Sellers are not devoting similar resources and effort to contesting such proceeding as Sellers would have devoted had Sellers not become Bankrupt and (B) the Tax liability resulting from such proceeding would reasonably be expected to exceed the remaining Escrow Amount at such time, less the aggregate amount of any outstanding claims for indemnification made by Purchaser pursuant to Section 8.2, (i) Purchaser shall be entitled to participate in the conduct of such Seller Excluded Tax Proceeding and (ii) if the final settlement or compromise reached with the taxing authority will exceed the remaining Escrow Amount at the time of the settlement or compromise, less the aggregate amount of any outstanding claims for indemnification made by Purchaser pursuant to Section 8.2, Sellers shall not settle or compromise such Seller Excluded Tax Proceeding without the prior written consent of Purchaser (not to be unreasonably withheld). For purposes of this Section, “Bankrupt” means, with respect to any Person, that such Person becomes a party to a bankruptcy, liquidation or winding up proceeding or, to the extent this paragraph is applied to a material Affiliate of the Seller located outside the United States, the substantial equivalent of such proceedings in such foreign jurisdiction.

Section 7.3.  Section 338(g) Elections. Upon the written request of Sellers made before Closing and only at Sellers’ request, Purchaser shall make or cause to be made an election pursuant to Section 338(g) of the Code and the Treasury Regulations thereunder in respect of Sold Subsidiaries that are treated for U.S. federal income tax purposes as foreign corporations. The values to be associated with the assets in such Sold Subsidiaries in respect of such election shall be based upon the allocation provided in Section 2.5(c).

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1.  Survival of Representations, Warranties, Covenants and Agreements.

(a)  The representations and warranties of Sellers and Purchaser contained in this Agreement will survive the Closing: (i) indefinitely with respect to the representations and warranties contained in Sections 3.1 [organization and qualification], 3.2(a) [authority], 3.13 [title to assets], 3.31 [brokers], 4.1 [organization and qualification], 4.2(a) [authority] and 4.4 [brokers]; and (ii) until the second anniversary of the Closing Date in the case of all other representations and warranties, except for the representation and warranty contained in Section 3.30 [Canadian assets], which shall not survive the Closing; provided, that any representation and warranty that would otherwise terminate in accordance with clause (ii) above will continue to survive if a notice of a claim shall have been given under this Article VIII on or prior to the date on which it otherwise would terminate, to the extent of the matters covered by the notice of a claim, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII. Except as otherwise expressly provided in this Agreement, each covenant hereunder shall survive in accordance with its terms.

(b)  For purposes of this Agreement, a party’s representations and warranties shall be deemed to include such party’s Disclosure Schedule and all certificates delivered by or on behalf of such party in connection with this Agreement. No party’s rights hereunder (including rights under this Article VIII) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such party at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing.

Section 8.2.  Indemnification of Purchaser. Sellers jointly and severally shall indemnify and hold harmless Purchaser, its Affiliates and their respective successors and the respective shareholders, officers, directors, employees and agents of each such indemnified Person, including, after the Closing, the Sold Subsidiaries (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that may be asserted against or paid, suffered or incurred by any Purchaser Indemnified Party that, directly or indirectly, arise out of, result from, are based upon or relate to: (a) any inaccuracy in or any breach of, as of the date of this Agreement or the Closing Date, any representation and warranty made by Sellers in this Agreement (other than in the first sentence of Section 3.20 or with respect to the Disclosed Pre-Closing Product Liabilities), in any of the Transaction Documents or in any certificate delivered by AAHC or any Seller pursuant to this Agreement; provided, that if any such representation or warranty (other than the representations and warranties contained in Section 3.4 [absence of undisclosed liabilities] and Section 3.5(a) [absence of changes - MAE]) is qualified in any respect by materiality or Business Material Adverse Effect, for purposes of this clause (a) such materiality or Business Material Adverse Effect qualification will in all respects be ignored; (b)  any failure by any Seller to duly and timely perform or fulfill any of its covenants or agreements required to be performed by any Seller under this Agreement, the Transaction Documents or any certificate delivered by AAHC or any Seller pursuant to this Agreement; (c) any Excluded Liability; (d) the failure of Sellers to comply with any bulk sales Laws and Purchaser’s waiver of compliance with such Laws; (e) any Excluded Taxes; (f) any Undisclosed Pre-Closing Valley Product Related Liabilities; (g) the matters set forth on Schedule 8.2(g) to this Agreement; and (h) the issue disclosed on Schedule 8.2(h) to this Agreement; provided, that Sellers shall be required to indemnify Purchaser with respect to such issue solely to the extent that one or more third parties has made one or more claims for damages against Purchaser or the Sold Subsidiaries, or Purchaser or one of the Sold Subsidiaries agrees to a recall at the request or demand of a third party, in each case with respect to such issue; provided, further, that the making of any claim shall not require the commencement of any litigation, arbitration or similar proceedings.

Section 8.3.  Indemnification of Sellers. Purchaser shall indemnify and hold harmless Sellers and their respective Affiliates (and their respective shareholders, officers, directors, employees and agents) (collectively the “Seller Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Seller Indemnified Party that, directly or indirectly, arise out of, result from, are based upon or relate to (a) the inaccuracy, as of the date of this Agreement or the Closing Date, of any representation or warranty made by Purchaser in this Agreement; provided, that if any such representation or warranty is qualified in any respect by materiality or Purchaser Material Adverse Effect, for purposes of this paragraph such materiality or Purchaser Material Adverse Effect qualifications will in all respects be ignored; (b) any failure by Purchaser to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Purchaser under this Agreement; and (c) subject to Section 2.3, any Assumed Liability.

Section 8.4.  Limitations. No amounts of indemnity shall be payable as a result of any claim made under clause (a), (e), (f) or (h) of Section 8.2 (i) unless the Losses in respect of such claim or series of related claims exceeds $25,000 (any such Losses being “Qualifying Losses”) and (ii) unless and until the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Qualifying Losses in excess of $2.0 million in the aggregate, in which case the Purchaser Indemnified Parties may bring a claim for the entire amount of such Losses. The maximum liability of Sellers in respect of claims made under Sections 8.2(a), (e), (f), and (h) shall not exceed the Escrow Amount, less any amounts previously paid from the Escrow Amount (the “Indemnity Amount”), except that the foregoing limitation shall not apply to claims based on the representations and warranties described in Section 8.1(a)(i), and amounts paid in respect of those representations and warranties shall not count against the Indemnity Amount. No amounts of indemnity shall be payable as a result of any claim made under Section 8.3 (i) unless the Losses in respect of such claim or series of related claims are Qualifying Losses and (ii) unless and until the Seller Indemnified Parties have suffered, incurred, sustained or become subject to Qualifying Losses in excess of $2.0 million in the aggregate, in which case the Seller Indemnified Parties may bring a claim for the entire amount of such Losses. The maximum liability of Purchaser in respect of claims made under Section 8.3(a) shall not exceed the Indemnity Amount. Purchaser’s recourse against Sellers in respect of claims made under Sections 8.2(a), (e), (f) and (h) shall be limited to those funds held pursuant to the Escrow Agreement. Notwithstanding the foregoing, none of the limitations on liability contained in this Section 8.4 shall apply to any claim for indemnity based on any of Sections 3.1 [organization and qualification], 3.2(a) [authority], 3.13 [title to assets], 3.14 [sufficiency of assets], 3.31 [brokers], 4.1 [organization and qualification], 4.2(a) [authority] and 4.4 [brokers].

Section 8.5.  Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

(a)  If an Indemnified Party intends to seek indemnification under this Article VIII, it shall promptly notify the Indemnifying Party in writing of such claim. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b)  If such claim involves a claim by a third party against the Indemnified Party, and provided the claim by the Indemnified Party is not of a type for which the Indemnifying Party’s liability may be limited by Section 8.4, the Indemnifying Party may, within ten days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof (in which case any Loss associated therewith shall be the sole responsibility of the Indemnifying Party), provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it. If the Indemnified Party determines in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest under recognized ethical conventions and not arising solely by virtue of such counsel having represented Sellers or any of their Affiliates in respect of the transactions contemplated by this Agreement or any other transactions, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. Notwithstanding the foregoing, (i) the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 8.5(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, (ii) the Indemnified Party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this Article VIII with respect to such claim and (iii) the Indemnifying Party and the Indemnified Party may not, without the consent of the other party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld, provided that the Indemnifying Party shall have no liability in excess of the amounts that it has agreed to so settle, compromise or consent. If the Indemnifying Party is not entitled to assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the ten-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. Any defense costs required to be paid by the Indemnifying Party shall be paid as incurred, promptly against delivery of invoices therefor.

(c)  The Indemnified Party shall, and shall cause its Affiliates to, cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom for which the Indemnifying Party has assumed the defense; and the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall also cooperate with each other in any notifications to insurers.

(d)  In calculating any amount of Losses recoverable pursuant to this Article VIII, the amount of such Losses shall be reduced by (i) any insurance proceeds actually received from any insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (provided that the Indemnified Party shall be obligated to reasonably seek any such proceeds to which it may be entitled) and (ii) any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment. If any Losses for which indemnification is provided hereunder are subsequently reduced by any insurance payment or other recovery from a third party, the Indemnified Party shall promptly remit the amount of such reduction to the Indemnifying Party.

Section 8.6.  Character of Indemnity Payments. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Law (including by a determination of a Tax authority that, under applicable Law, is not subject to further review or appeal). If an indemnification payment by Law cannot be treated as an adjustment to Purchase Price, the Indemnifying Party will pay an amount to the Indemnified Party that (after taking into account any Tax imposed (in the form of an actual increase of its or its Affiliates’ cash Tax expense for the period in which the applicable indemnification payment is made or prior periods) in respect of such amount and any tax benefit that the Indemnified Party realized or is reasonably expected to realize (in the form of an actual reduction of its or its Affiliates’ cash Tax expense for the period in which the applicable indemnification payment is made or prior periods) as a result of the event or circumstance giving rise to the obligation to indemnify hereunder) is equal to the amount the Indemnified Party would have received if the payment to the Indemnified Party had not been subject to Tax.

Section 8.7.  Limitations to Indemnification for Environmental Liabilities.

(a)  In connection with any Cleanup covered by the indemnity in Section 8.2, Seller shall only be required to undertake or reimburse Losses incurred in the course of Cleanup conducted in a “Lowest-Cost Commercially Reasonable Manner”, which shall mean, the lowest cost methods permitted by applicable Environmental Law determined from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder to achieve compliance with Environmental Law (taking all relevant circumstances into consideration, including the lowest-cost method that would minimize exposure to additional Losses that would be subject to indemnification hereunder). Such Lowest-Cost Commercially Reasonable Manner shall include, where appropriate, the use of risk-based remedies, institutional or engineering controls, or deed restrictions, provided such remedies, controls, or restrictions do not: (i) unreasonably interfere with the operations of any facility of the Acquired Business provided there is no Change to such facilities after the Closing Date, or (ii) unreasonably restrict the ability to use any facility of the Acquired Business for the use it was employed on the Closing Date or for substantially similar uses, without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this section, “Change” means (i) a material change in the use of a facility of the Acquired Business after the Closing Date, including a cessation in operations, a voluntary decommissioning or demolition (or involuntary decommissioning or demolition that is not required by Environmental Law) of all or substantially all of a facility of the Acquired Business or the operations conducted thereon, or (ii) any change that would require Cleanup to a more stringent standard than that required by the current use.

(b)  Seller shall have no indemnification obligations with respect to breach of Section 3.23 for any Losses arising from, directly or indirectly, any non-subsurface sampling or analysis, subsurface investigation, or any communication with any Governmental Authority by or on behalf of Purchaser or any of its Affiliates after the Closing Date unless (and only to the extent) such sampling, analysis, investigation or communication is: (i) required by any Environmental Law; (ii) in response to a request of a Governmental Authority; or (iii) during the normal course of business arising out of repairs, modifications, maintenance or construction activities that are conducted consistent with normal industrial practices; provided, however, that any such sampling, analysis, investigation or communication with a Governmental Authority shall not be considered “required by Environmental Law” for purposes of this Section 8.7 if such sampling, analysis, investigation or communication occurs as a result of: (i) a Change at a facility of the Acquired Business; (ii) a change in Environmental Law occurring after the Closing Date; or (iii) due diligence conducted by a future purchaser or financing source.

(c)  Nothing contained in this Agreement shall preclude Purchaser from relying on the Phase I environmental site assessments that have been prepared at the request of, and for use by, Purchaser; provided, that Purchaser shall not be entitled to seek indemnification pursuant to Section 8.2 above with respect to a breach of a representation and warranty if such representation and warranty would have been modified by the disclosure in any such Phase I environmental site assessment.

Section 8.8.  Waiver of Common Law and Statutory Rights. Purchaser hereby waives all such statutory or common law rights and remedies against Sellers for any Environmental Liabilities. Purchaser further releases Sellers from any claims or demands that Purchaser may assert in connection with any Environmental Liability and agrees to indemnify, defend and hold harmless Sellers for such claims or demands relating to Environmental Liabilities.

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1.  Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by:

(a)  the mutual written agreement of Sellers and Purchaser;

(b)  either Sellers or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

(c)  Sellers or Purchaser, in the event (i) of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within ten Business Days following notification thereof by the terminating party or (ii) the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party or its Affiliates; or

(d)  Sellers or Purchaser if the Closing shall not have occurred on or before September 30, 2006, unless the failure to consummate the Closing is due to the breach by the terminating party of this Agreement.

Section 9.2.  Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement will forthwith become null and void and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of this Section 9.2 and Article X hereof. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement occurring prior to termination.

ARTICLE X

MISCELLANEOUS

Section 10.1.  Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to Sellers:

CHAAS Acquisitions, LLC
Sterling Town Center
12900 Hall Road
Suite 200
Sterling Heights, MI 48313
Attention: Ronald J. Gardhouse
Facsimile: +1 586 997 6838

With a copy (which shall not constitute notice) to:

Castle Harlan, Inc.
150 East 58th Street
New York, New York 10155
Attention: Marcel Fournier
Facsimile: +1 212 207 8042

And a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Andre Weiss
Facsimile: +1 212 593 5955

If to Purchaser:

Thule AB
Murmansgatan 126
Malmo SE-212 25
Sweden
Attention: Anders Pettersson
Facsimile: +46 40 635 9020

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: John A. Healy
Facsimile: +1 212 878 8375

Section 10.2.  Entire Agreement. This Agreement, the exhibits and schedules hereto and the Transaction Documents (together with the Confidentiality Agreement) supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and the Transaction Documents and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 10.3.  Expenses. Except as otherwise expressly provided in this Agreement (including as provided in Section 9.2), whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents.

Section 10.4.  Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 10.5.  Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

Section 10.6.  No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.

Section 10.7.  Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void, except that Purchaser may assign any or all of its rights, interests and obligations under this Agreement (i) before or after the Closing, to any Affiliate, (ii) after the Closing, to any Person and (iii) for the purpose of securing any financing of the transactions contemplated hereby; provided that if Purchaser makes any assignment referred to in clause (i) or (ii), any such Affiliate or Person, as applicable, agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment shall relieve Purchaser of its obligations under this Agreement if such assignee does not perform such obligations. In addition to the foregoing, if requested by Purchaser, Sellers agree to cause the Acquired Business and the Acquired Assets or any portion thereof at Closing to be transferred to any Affiliate of Purchaser that Purchaser may specify. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 10.8.  Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.9.  Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.10.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within New York County, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.01 as well as by any other manner permitted by applicable law.

Section 10.11.  Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

Section 10.12.  Joint and Several Obligations. All representations, warranties, covenants, liabilities and obligations of Sellers under this Agreement shall be joint and several, whether so expressed or not.

Section 10.13.  Interpretation. The parties have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.14.  Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of the parties hereto and Castle Harlan, Inc. which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party’s legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ADVANCED ACCESSORY HOLDINGS CORPORATION By:/s/ Alan C. Johnson Name: Alan C. Johnson Title: President & CEO
AAS ACQUISITIONS, LLC By:/s/ Alan C. Johnson Name: Alan C. Johnson Title: President & CEO
CHAAS ACQUISITIONS, LLC By:/s/ Alan C. Johnson Name: Alan C. Johnson Title: President & CEO
VALLEY INDUSTRIES, LLC By:/s/ Alan C. Johnson Name: Alan C. Johnson Title: President & CEO
THULE AB By:/s/ Anders Pettersson Name: Anders Pettersson Title:CEO
By:/s/ John A Kraney Name: John A Kraney Title: Director